Exhibit 1A-15C

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

April 15, 2019

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Sara von Althann, Attorney-Advisor

Re:	CERES Coin LLC (CIK No. 0001734118) Draft Offering Statement on Form 1-A Response to Inquiry Letter dated February 21, 2019

We are in receipt of your inquiry letter with respect to the above identified applicant dated February 21, 2019. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

AJZ

EXHIBIT A

INQUIRY RESPONSES

A.            Draft Offering Statement on Form 1-A

General

1.	Please significantly revise your offering circular to describe the material features of the Coins and Tokens in more detail. In this regard, we note that while you describe a class of securities being offered as "Tokens," it is unclear whether the Tokens being offered will be issued in digital form and, if so, how such distribution will occur (e.g., whether investors will need to establish a wallet).

The Tokens will be issued in digital form only. We have significantly revised both the Offering Circular and the Token Rights Agreement to make this clear and to fully describe the plan of distribution with respect to the Token. Please see the following revised/new sections of the Offering Circular and the Token Rights Agreement:

•	Offering Circular:

o	Article VI, Section 1 (Plan of Distribution of Tokens);
o	Article XIV, Section 2(B) (Form of Tokens; Standard; Validation; Status of Completion); and
o	Article XIV, Section 2(I) (Method of Payment)

•	Token Rights Agreement:

o	Section 9(a)(i) (Electronic Transactions; Payments to Token-Holders)

(a)	Clarify and describe in more detail the platform on which your Coins and Tokens are based, including the nature of the platform, how it will support your blockchain and how Coins and Tokens will be validated. To the extent you intend to utilize the blockchain to record transfers of the Coins or Tokens, please disclose how and when the transfers will be recorded;

With respect to the Tokens please see the following revised sections of the Offering Circular:

•	Article VI, Section 1 (Plan of Distribution of Tokens);
•	Article XIV, Section 2(B) (Form of Tokens; Standard; Validation; Status of Completion); and
•	Article XIV, Section 2(J) (Record Keeping; Token Ledger; Transfer Agent).

With respect to the Coins please see the following revised sections of the Offering Circular:

•	Article VI, Section 2 (Plan of Distribution of Coins);
•	Article IV, Section 2(B) (Description of the Framework; Status of Completion);
•	Article XIV, Section 3(B) (Form of Coins; Standard; Validation; Status of Completion); and
•	Article XIV, Section 3(G) (Record Keeping; Coin Ledger; Transfer Agent).

(b)	To the extent that there is an inherent limit in the total number of Coins and Tokens that you can create, please explain how that feature works and how it is enforced;

With respect to the Tokens there is not an inherent limit in the total number of Tokens that can ultimately be created. However, as noted in the Offering Circular the Company would not be selling/issuing more than $49 Million worth of Tokens as part of this Offering (or otherwise until additional sales of Tokens were duly qualified for sale). The aforementioned $49 Million cap would be internally monitored and enforced.

Like the Tokens, with respect to the Coins there is no inherent limit in the total number of Coins that can ultimately be created. However, as noted in the Offering Circular the Company would not be selling/issuing more than $1 Million worth of Coins as part of this Offering (or otherwise until additional sales of Tokens were duly qualified for sale). The aforementioned $1 Million cap would be internally monitored and enforced.

Also, as noted in the Offering Circular and by the express terms of the Coins (as provided in the Coin Right Agreement) the Coins are “callable” at the direction of the Company and the Company will be obligated to “buyback” each outstanding Coin at least once per day. Originally it was intended that the buyback option would be internally monitored and enforced. However, in light of your comment we are going to codify the buyback obligation into the “smart contract” which is the Coin. Specifically, the “smart contract” which are the Coin will cause the Company to automatically (via the internal blockchain “Framework” where the Coins will be held/moved and without manual interaction) buyback all outstanding Coins at: (a) 11:00 P.M. central time every day; (b) at any time the outstanding dollar amount of Coins reaches, or exceeds, $950,000. Further, the aforementioned internal blockchain Framework will be hardcoded not to permit, and to automatically reject, any and all orders/purchases of Coins which would cause the total dollar amount of outstanding Coins to, at any given time, exceed, $999,999.

The Offering Circular and the Coin Rights Agreement have been updated to reflect these new above hardcoded option; in particular Article IV, Section 2(D) (Coin Buyback/Buyback Price) and Article VI, Section 2(G) (Procedures for Purchasing Coins; Rejection by Company) of the Offering Circular; and Section 2(b) (Coin-Holder Requirements; Automatic Rejection) and Section 4(a) (Call /Buyback Rights and Obligations of the Company) of the Coin Rights Agreement.

By way of clarification the callable nature of the Coins, and the aforementioned obligation of the Company to periodically buyback the Coins at a pre-determined flat value is intended to both stabilize the value of the Coins and to ensure that the Company does not exceed the aggregate $50 Million Regulation A cap (as discussed below).

(c)	Disclose whether a single Token or Coin may be divided into fractions of a token or coin, as well as any limits on their division, or if only whole tokens or coins may be transferred or accepted;

Neither the Tokens nor the Coins may be sold in/divided into fractional interests. The Offering Circular/ Coin Rights Agreement and the Coin Rights Agreement have been updated to reflect the same; in particular:

•	Offering Circular:

o	Article XIV, Section 2(A) (Description of Tokens - No Fractional Interests); and
o	Article XIV, Section 3(A) (Description of Coins - No Fractional Interests).

•	Token Rights Agreement, Section 6(a) (Transfers; Acknowledgements).

•	Coin Rights Agreement, Section 5(a) (Transfers; Acknowledgements).

(d)	Discuss any limits on the transfer of Tokens and Coins;

We do not intend to internally impose, or otherwise subject to the Tokens to any specific transfer restrictions. However, for those affiliates of the Company who hold any Tokens, the same would remain subject to the transfer restrictions under Rule 144. Additionally, with respect to the Tokens, certain transfer restrictions may be imposed the by the ultimate “Token Trading Platform” (ss such term is used and define in the Offering Circular) selected by the Company to sell/issue/transfer the Tokens.

With respect to the Coins it is specified throughout the offering documents that the Coins can only be acquired, held, used and transferred by active users of, and solely within, the Framework; in particular please refer to Article VI, Section 2(A) (Plan of Distribution - Generally) and Article VI, Section 2(F) (Eligible Purchasers; Maximum Purchase Amount) of the Offering Circular; and Section 5(a) of the Coin Rights Agreement (Transfers; Acknowledgements)

For purposes of clarity, it is intended that the Tokens and Coins (once fully qualified under Regulation A) would not be deemed “restricted securities” under Rule 144 and, as a result, sales/transfers of the same by persons who are not affiliates of the Company would not be subject to any transfer restrictions under Rule 144.

(e)	Clarify when and how the Coins and Tokens will be delivered;

With respect to the Tokens please refer to revised Article VI, Section 1(A) (Plan of Distribution - Generally) of the Offering Circular which describes the purchase/delivery of Tokens in detail.

With respect to the Coins please refer to revised Article VI, Section 2(A) (Plan of Distribution - Generally) and Article IV, Section 2(C) (Description of Proposed Transactional Coin Usage and Trading; Transaction Fees) of the Offering Circular which describe the purchase/delivery of Coins in detail.

(f)	Explain how you intend to provide updates on the number of Coins and Tokens you have sold throughout the offering period, and the amount of proceeds raised, which are essential to your ability to implement your business plan, as well as any other material updates to your business; and

With respect to the Tokens, as it is intended they will be sold/traded through a qualified Token Trading Platform it is expected that such platform will be able to provide real time trading data (including the total number of outstanding Tokens at any given time). We also intend to mimic such data somewhere on the Company’s website (e.g. on n separate “investor data” page, or the like). Similarly the Company intends to provide regular material updates (at least quarterly) to Token purchasers directly (by electronic communication sent either directly and/or through the Token Trading Platform) and to post notice of the same on the Company’s website. We have revised Article VI, Section 1(A) (Plan of Distribution - Generally) and Article VI, Section 2(D) (Equity Rights/Voting Rights/Information Rights), and Section 2(c) (Income Participation Rights of Token-Holders; Distributions; Information Rights) of the Token Rights Agreement to fully describe the same.

As for the Coins, because of the forced call nature of the Coins any proceeds received by the Company from the sale of the Coins will be specifically segregated and reserved by the Company to facilitate the intended periodic “Buyback” of all outstanding Coins. As such, the amount of proceeds actually received by the Company at any given time from the sale of the Coins will not affect its ability to implement its business plan. Put another way, because the Company will be required to segregate any proceeds from the sale of the Coins such funds cannot be used in the business of the Company. Further, as noted above, the “Buyback” of all outstanding Coins will be hard-wired into the terms of the “smart contract.” Due to the foregoing there will never be more than $1,000,000 worth of Coins outstanding at any given time. Based on the foregoing the Company does not believe the total number/amount of Coins sold/bought back/outstanding at any given time is material and thus does not intend to provide updates with respect to the same.

(g)	Clarify the role, benefits and usability of the Coins and Tokens.

The Tokens are intended to be an investment vehicle, granting the holders the right to receive a percentage interest of both the Company’s “Loan Business” (i.e. the interest to be received by the Company in connection with the “Loans” it makes) and the Company’s “Blockchain Business” (i.e. the “Transaction Fees” to be received by the Company from users in connection with the use of its proprietary Framework).

Unlike the Tokens the primary use role of the Coins will be to facilitate monetary transactions and provide enhanced transparency. Given the forced call nature of the Coins their value will be stabilized at $.01 per Coin and will not increase. It is intended that the use of the Coins to facilitate monetary transactions within the legal cannabis industry, and the detailed accounting created by the resulting Framework which will be able to track the movement of such Coins from user to user, will provide the transparency necessary to both move the industry away from a purely cash based system and to allow for viable banking solutions for industry participants.

We understand the above points may not have been made clear in the initial Offering Circular but we believe the revised Offering Circular and related Offering Documents now describe the above in detail.

(h)	Please also revise to clearly disclose the stage of development of your blockchain technology and file the form of the smart contract(s) or a written summary of such contract(s) as an exhibit to the offering statement pursuant to Item 17 of Form 1-A. Ensure that all of the material terms of the Coins and Tokens, as embedded within the smart contract(s), are described in the offering statement and set at the time of qualification. To the extent that you have not developed your Coins or Tokens, please tell us who will develop them and when you will do so. If the rights attached to the Coins and Tokens will not be embedded in the smart contract(s), please tell us how a token or coin holder will be able to enforce these rights and how they will be transferred in secondary trading of the Tokens.

With respect to the Tokens:

•	The rights of the holders of the Tokens are, and will be, spelled out specifically in the “Token Rights Agreement” which has been attached to the Offering Circular. Further, this agreement may only be modified as specifically provided therein. While the respective rights outlined in this agreement will, to the fullest extent possible, be built into the “smart contract” which make up the Token, these agreements will at all times be made available to the Token holders via the Company’s website and through the selected Token Trading Platform selected by the Company to sell/issue/transfer the Tokens. Further, as a condition precedent to the initial purchase of a Token it is intended that each purchaser will need to certify that they have received a copy of the Token Rights Agreement and that they accept the terms of the same.

•	To the extent the Token Rights Agreement is subsequently amended or modified (subject to the terms thereof), the Company will (directly or through the selected Token Trading Platform) notify any than current Token holder of such modifications and provide them a copy with the modified agreement. It should be noted that the Token Rights Agreement specifically provides that the Company will be able to provide all notices etc. to the Token holders electronically.

•	As to the stage of development of the Token, please refer to Article XIV, Section 2(B) (Form of Tokens; Standard; Validation; Status of Completion) of the Offering Circular for a detailed description.

With respect to the Coins:

•	The rights of the holders of the Coins are, and will be, spelled out specifically in the “Coin Rights Agreement” which has been attached to the Offering Circular. Further, this agreement may only be modified as specifically provided therein. While the respective rights outlined in this agreement will, to the fullest extent possible, be built into the “smart contract” which make up the Coin, these agreements will at all times be made available to the Coin holders via such holder’s respective “Framework Account.” Further, as a condition precedent to establishing a Framework Account it is intended that each person will need to certify that they have received a copy of the Coin Rights Agreement and that they accept the terms of the same.

•	To the extent the Coin Rights Agreement is subsequently amended or modified (subject to the terms thereof), the Company will (directly via each persons respective Framework Account) notify any than current Framework users of such modifications and provide them a copy with the modified agreement. It should be noted that the Coin Rights Agreement specifically provides that the Company will be able to provide all notices etc. to the Coin holders electronically.

•	As to the stage of development of the Coins, please refer to Article IV, Section 2(B) (Description of the Framework; Status of Completion) and Article XIV, Section 3(B) (Form of Coins; Standard; Validation; Status of Completion) of the Offering Circular for a detailed description.

2.	We note your disclosure that you intend to repurchase all outstanding Coins on a daily or more frequent basis. We further note your disclosure on page 61, stating that "at any given time, no more than $1,000,000 worth of Coins can, or will, be outstanding." Finally, we note that you intend to qualify for sale $49 million of Tokens. Please provide us with your analysis regarding how your ongoing sales and repurchases of Coins will comply with the limitations set forth in Rule 251(a) of Regulation A. Specifically, we draw your attention to the Tier 2 offering limit, pursuant to which the sum of all cash and other consideration to be received for the securities being offered plus the gross proceeds for all securities sold pursuant to other offering statements within the 12 months before the start of and during the current offering of securities may not exceed $50 million.

First please note that the aforementioned $5,000,000 referenced in the prior draft of the Offering Circular was a typographical error. It should have said “$1,000,000” to correlate with the remainder of the document and that correction has been made in the included revised Offering Circular.

With respect to Rule 251(a) of Regulation A, the language of the Rule specifically relates to the “aggregate” offering price/sales made under Regulation A. While there are differently worded definitions for such term, the common use of the term “aggregate” in a business/legal sense is a whole formed by combining several separate (including disparate) elements. This approach is actually specially provided for under 17 CFR 230.501 which defines “aggregate offering price” as “the sum of all cash, services, property, notes, cancellation of debt, or other consideration to be received by an issuer for issuance of its securities.” Put another way, the subject transactions need to be looked at as a whole and not in isolation.

As noted in the response to item 1(b) above, there will be: (a) a hardcoded, and automatically trigged, obligation of the Company to buyback all outstanding Coins at any time the outstanding dollar amount of Coins reaches, or exceeds, $950,000; and (b) a hardcoded limitation which would not permit any order/purchase for Coins which would cause the total dollar amount of outstanding Coins to, at any given time, exceed, $999,999. Further, there is an express obligation of the Company to segregate all funds received by the Company from the Coins solely for the purpose of facilitating the aforementioned buyback As a result, at no time will, or could, the Company actually recognize more than $999,999 in proceeds from sales of the Coins. By way of a simple example, if a manufacturing company have $500,000 in gross sales in a particular period, and $500,000 worth of returns during the same period, such company’s aggregate sales would be deemed to be $0 for such period.

Based on the foregoing, it is the Company’s contention that when analyzing all Coin and Token transactions as a whole (i.e. in the aggregate) the Company will remain under the respective caps provided for under Rule 251(a) of Regulation A.

3.	We refer to your disclosure, including on page 17, stating that the Tokens do not represent equity interests and will not "entitle the holder(s) thereof to any equity interest, in or of the Company." We also note your disclosure, including in Article XIV, regarding the voting rights, distribution rights, and liquidation rights associated with the Tokens. Finally, we note your disclosure, including on page 20, that the Coins will not be considered equity interests. We note, however, that counsel has provided a legality opinion, which appears to opine that the securities are equity securities (i.e., legally issued). Please revise for consistency throughout and ensure that you have discussed all material terms of the Tokens and Coins and provided an appropriate summary thereof.

To address this concern we have revised the opinion section Opinion of Counsel has to read as follows:

“Based upon the foregoing, but subject to the qualifications and limitations set forth below, we are of the opinion that: (a) each of the Offered Securities have been duly authorized by the Company; and (b) when issued, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Offering Documents, each of the Offered Securities will constitute the valid and legally binding obligation of the Company, enforceable in accordance with its respective terms.”

With respect to the Offering Circular and the other Offering Documents, we believe have provided a thorough description of both the Coins and the Tokens which consistently provides that neither the Tokens nor the Coins will be considered equity securities of the Company.

4.	Please disclose whether you intend to register as a money transmitter or money services business, and how you intend to comply with the related state and federal regulations.

The Company does not believe that any of its current or anticipated business operations will require it to register as a money transmitter. Pursuant to 18 U.S. Code § 1960, “money transmitting” refers to a business which affects the “transferring funds on behalf of the public.” The Company’s business, in particular its “Blockchain Business,” centers around the sale and use of the Framework transaction system to participants and the related purchase/sale of the Coins; not the transmission of funds. The Coins are intended to be securities which may be purchased and transferred in accordance with applicable securities laws. Put another way, the purchase/sale/transfer of the Coins must be viewed as the purchase/sale/transfer of securities, not the simple transfer of funds. Further, the foregoing definition specifically relates to “public” use. As stated through the Offering Circular and related Offering Docs, the Framework will be a closed, permission based, network where participants will be vetted (in particular by receipt of applicable AML/KYC verifications and evidence of satisfaction of applicable licensure, where applicable) prior to being granted access to the Framework and being able to purchase/sale/transfer any Coins. Based on the foregoing, the Company does not consider itself as engaging in “money transmitting” and does not believe that it will be required to register as a money transmitter or money services business. That being said, we will conduct a state-by-state review of applicable laws as/when the Company begins to conduct business in particular state to determine whether such registration may be required.

5.	We note section 12(n) of your Subscription Agreement and section 12.16 of your Operating Agreement regarding waiver of jury trial. Additionally, we note section 8(k) of the Token Rights Agreement, section 8(k) of the Coin Rights Agreement, and section 12.7 of the Operating Agreement relating to mandatory arbitration or mediation. Please revise your offering statement to:

(a)	Describe the jury trial provisions and the mandatory arbitration or mediation provisions, including how each such provision will impact your investors;

We have revised the Token Rights Agreement and the Coin Rights Agreement to further flesh out the binding arbitration provisions. Please see Section 10(k) (Dispute Resolution) of each of the Token Rights Agreement and the Coin Rights Agreement. We have also revised Section 12(o) (Dispute Resolution) of the Subscription Agreement to provide for dispute resolution by binding arbitration to be consistent with the dispute resolution provisions in the Token Rights Agreement and the Coin Rights Agreement.

Additionally, to spell out the risks to investors with respect to the effects of the binding arbitration clauses in the agreements, we also included new Article III, Section 4(J) (Agreement To Be Bound By Binding Arbitration; No Class Action) to the Offering Circular.

Please note, we have not made any modifications to Section 12.16 of the Company’s Operating Agreement. As neither the Tokens nor the Coins will represent equity interests, the Token/Coin holders will not be a party to that agreement or otherwise subject to its terms simply by reason of holding Coins/Tokens.

(b)	Describe any questions as to enforceability under federal and state law;

With respect to the revised binding arbitration clauses we do not foresee any issues with enforceability of the same.

(c)	Clarify whether each of these provisions applies to claims under the federal securities laws and whether it applies to claims other than in connection with this offering;

We have revised the Token Rights Agreement, the Coin Rights Agreement and the Subscription Agreement to specifically carve out claims under federal securities laws and provide that the exclusive jurisdiction for such claims will be in “any federal and/or state court of competent jurisdiction in Washington D.C.” Please see Section 10(L) (Jurisdiction for Disputes Related to Breaches of Federal Securities Laws) of each of the Token Rights Agreement and the Coin Rights Agreement and Section 12(P) (Jurisdiction for Disputes Related to Breaches of Federal Securities Laws) of the Subscription Agreement.

(d)	Clarify whether the provisions will apply to secondary purchasers;

The Subscription Agreement is an agreement between the Company and the initial Token purchaser. As such its terms will not apply to any secondary Token purchaser. However, the terms of the Token Rights Agreement and the Coin Rights Agreement (as applicable) will apply to all holders of Tokens/Coins (as applicable). Please see Recital D and Section 10(h) (Successors and Assigns) of the Token Rights Agreement and Recital D and Section 10(i) (Successors and Assigns) of the Coin Rights Agreement specifying the same.

(e)	To the extent each such provision applies to federal securities law claims, please revise the disclosure and the Agreements to state that by agreeing to the provision, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Please see the response to item 5(a) above.

6.	We note that section 12(n) of your Subscription Agreement identifies "any court of competent jurisdiction in Cook County in the State of Illinois" as the exclusive forum for "any action or proceeding arising out of or relating to this Agreement or any of the other Subscription Documents." Please revise the provision to clarify whether this provision would permit suit to be brought in both state or federal court within Cook County. In addition, please include risk factor disclosure that highlights this provision and describes its impact on investors.

As noted above: (a) we have revised Section 12(o) (Dispute Resolution) of the Subscription Agreement to provide for dispute resolution by binding arbitration to be consistent with the dispute resolution provisions in the Token Rights Agreement and the Coin Rights Agreement; and (b) included new Article III, Section 4(J) (Agreement To Be Bound By Binding Arbitration; No Class Action) to the Offering Circular to describe the risks to investors with respect to the effects of the binding arbitration clauses in the Agreements.

7.	Please disclose whether your exclusive forum provision applies to actions arising under the Securities Act or Exchange Act. In that regard, we note that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If this provision does not apply to actions arising under the Securities Act or Exchange Act, please also ensure that the exclusive forum provision in the subscription agreement states this clearly.

As noted above, we have revised the Token Rights Agreement, the Coin Rights Agreement and the Subscription Agreement to specifically carve out claims under federal securities laws and provide that the exclusive jurisdiction for such claims will be in “any federal and/or state court of competent jurisdiction in Washington D.C.”

8.	We note that your website references your White Paper and Executive Summary for additional information on how you are "changing the face of crypto in the cannabis space." Please note that such documents may represent test-the-waters materials. Please file such materials as exhibits to your offering statement, or advise us why you do not believe they should be characterized as test-the-waters materials. Refer to Rule 255 of Regulation A.

The referenced “White Paper and Executive Summary” was prepared in connection with the “PIA” offering described in the Offering Circular which was (and still is) being conducted pursuant to Rule 506(c). That being said, the Company has removed the “White Paper and Executive Summary” from its website going forward and will (to the extent it deems necessary) include it only as part of the offering materials related to the PIA offering.

9.	To enhance readability, please revise throughout the offering circular to remove footnotes cross-referencing other sections. To the extent that a cross-reference is necessary to enhance an investor’s understanding of the matter being discussed, please include it directly in the body of your disclosure. For additional guidance, please refer to "A Plain English Handbook," available at https://www.sec.gov/pdf/handbook.pdf.

We have revised the Offering Circular to remove the footnotes/cross references in the Offering Summary sections as well as in certain other places. However, to avoid significant repetition among the sections (as encouraged by the language of Form 1-A) the majority of the other footnotes/cross references have been left in. We believe the included footnotes/cross references will ultimately enhance the investor’s understanding of the offering.

Cover page

10.	We note that in the beginning of your cover page in bold, you refer to a best efforts offering of $5 million of Coins and $45 million of Tokens, whereas the rest of the document refers to an offering of $1 million of Coins and $49 million of Tokens. Please revise for consistency.

As noted above, the $5,000,000 reference was a typographical error and has been changed to $1,000,000 throughout the documents.

11.	Please revise to include your website address on the cover page of the offering circular and disclose the expiration date(s) of the Token offering and the Coin offering. Refer to Item 1(b) and Item 1(c) of Part II of Form 1-A, respectively. Please also revise the cover page to disclose that payment for Tokens may be made in U.S. cash, check, or Bitcoin, Bitcoin Cash, Ether, or Litecoin. In addition, please state that, once submitted, an investor's subscription is irrevocable.

These changes have all been made in the revised Offering Circular.

Article I: About This Offering Circular; Forward-Looking Statements, page 11

12.	We note your statement here and elsewhere in the offering circular that summaries of certain agreements, documents, and records do not purport to be complete. Please be advised that you are responsible for the accuracy of the information in the filing. While disclosure may direct investors to read the entirety of the applicable documents for a more complete discussion, the description of the material terms of each such agreement, document, and record must be complete. Please revise accordingly here and elsewhere in the offering statement as necessary.

With respect to the referenced sections where such caveats appear, we believe we have included all of the terms material to understanding the offering transactions. If there is something you feel is missing please let us know and we would be happy to further revise.

Forward-Looking Statements, page 12

13.	Please delete the references to the safe harbor protections for forward-looking statements under the Private Securities Litigation Reform Act, as it does not apply to statements made by companies that are not reporting companies under section 13(a) or 15(d) of the Securities Exchange Act. See paragraph (a)(1) of Section 27A of the Securities Act of 1933.

The reference to Section 27A has been removed.

Article II: Company and Offering Summary

Summary of the Offering, page 16

14.	We note that you indicate that you intend to "qualify the Tokens for sale/resale on a public trading platform or exchange . . . ." Confirm whether you intend such platform to be a registered national securities exchange.

Yes we anticipate that the referenced trading platform/exchange (now referred to in the Offering Circular as a Token Trading Platform) would be registered as we assume that is what the SEC would require in order to sell/trade Regulation A securities. We have included a discussion of this matter in the revised Offering Circular, in particular in Article VI, Section 1 (Plan of Distribution of Tokens).

Article III: Risk Factors, page 22

15.	We note your disclosure in Article V: Dilution. Please revise to include disclosure regarding any significant risk factors relating to potential dilution to purchasers in this offering arising from PIAs, existing options, incentive agreements, and any other relevant arrangements.

We have included new Article III, Section 4(H) (Dilution) to the Offering Circular to describe the above mentioned dilution risks to Token purchasers.

Description of Blockchain Business, page 36

16.	Please significantly revise your business description to discuss how you plan to develop and implement the blockchain technology in more detail. For example, we note that you have not yet engaged any outside developers to develop your technology. Please provide additional detail about your plans to develop your blockchain business, such as when you expect to engage with developers and the proposed framework that your technology will follow. In addition, please clarify the specific milestones that must be met in order to develop your technology, including the expected costs to be incurred. Please also revise to include an update on the recently launched beta versions that you reference in order to provide additional details regarding the operational activities performed and relevant operating and financial metrics. Please also discuss any barriers to entry. For example, we note that all users, including dispensaries, will be required to set up a wallet. Please clarify if dispensaries typically have wallet accounts and, if not, whether this may pose a challenge to your business model.

We have significantly revised the Offering Circular to reflect the above matters.

With respect to the Tokens please see the following revised sections of the Offering Circular:

•	Article VI, Section 1 (Plan of Distribution of Tokens); and
•	Article XIV, Section 2(B) (Form of Tokens; Standard; Validation; Status of Completion);

With respect to the Coins please see the following revised sections of the Offering Circular:

•	Article VI, Section 2 (Plan of Distribution of Coins);
•	Article IV, Section 2(B) (Description of the Framework; Status of Completion); and
•	Article XIV, Section 3(B) (Form of Coins; Standard; Validation; Status of Completion).

Description of Proposed Transactional Coin Usage and Trading; Transaction Fees, page 37

17.	We note your disclosure here and elsewhere that your transaction fees are subject to future increase or decrease at any time and from time to time at your sole discretion. Please revise to clarify how you will communicate changes in transaction fees to holders of your Coins. Please also revise to clarify whether Coins may be transferred among one or more Purchaser Wallets and, if so, whether such a transfer would be subject to a transaction fee.

With respect to your question concerning notifying Coin users of increases/decreases in transaction fees, as noted above the Company will notify each user of the Framework of such modifications via their respective Framework Account and provide them a copy with the modified agreement. It should also be noted that, as provided in Section 10(d) (Amendments), subsections (ii)(1) and (2) of the Coin Rights Agreement, no increase/decrease in transaction fees, or modification of transactions giving rise to a transaction fee, will be made effective until the completion of the then next full required “Buyback” of all Coins by the Company. Put another way, in the event the Company elects to make any such modification, those then holding Coins will not be effected unless and until: (a) a full “Buyback” of all Coins by the Company has occurred; and (b) such person, having received a copy of the modified agreement, elects to purchase new Coins. This is specifically intended to ensure that those who are holding Coins are not subject to unexpected changes in transaction fees.

With respect to your questions concerning the transfer of Coins from one Coin holder to another, this type of transfer is anticipated and specifically provided for in Section 9 (Transfers) of the Coin Rights Agreement. Further, as provided in Section 3(b) (Transaction Fees) of the Coin Rights Agreement, each transfer of a Coin, other than to the Company, will be subject to the transaction fee.

We understand the above points may not have been made clear in the initial Offering Circular. Accordingly both the Offering Circular and the Coin Rights Agreement have significantly updated to reflect the same; in particular Article IV, Section 2(C) (Description of Proposed Transactional Coin Usage and Trading; Transaction Fees) of the Offering Circular and Section 3 (Transaction Fees) and Section 10(d) (Amendments) of the Coin Rights Agreement.

Coin Buyback/Buyback Price, page 39

18.	We note your disclosure, here and elsewhere, that the company will repurchase all outstanding Coins at least once per day, and that "the timing of each Buyback will be solely at the option of the Company." Please revise here and elsewhere to describe how you plan to notify investors of the timing of each buyback, and how much notice investors will receive in advance of a buyback.

As noted in the response to item 1(b) above, we have revised the structure to provide for certain automatic, hardcoded, Buyback triggers that will not require any affirmative action by the Company.

With respect to the notice question, Buybacks will occur automatically via the Framework and without additional notice to the holders. We have specified this both in Article IV, Section 2(D) (Coin Buyback/Buyback Price) of the Offering Circular and Section 4 (Call /Buyback Rights and Obligations of the Company) of the Coin Rights Agreement.

19.	Please provide your analysis as to whether the proposed Coin buyback program is a tender offer.

We do not believe that the proposed Coin buyback program constitutes a tender offer. In a tender offer scenario each security holder can decide for themselves whether to tender their securities. In the proposed Coin buyback program an offer is not being made to Coin holders nor would any Coin holder have the option not to participate. Participation in the Coin buyback program is not optional and thus does not fall into the context of a tender offer. Further, as noted above, the documents specify that each Buyback will be conducted automatically without further notice to, or consent of, any then Coin holder.

20.	Please explain how the proposed Coin buyback program will comply with Regulation M.

The Company (i.e. the issuer) will be the one conducting the proposed Coin Buyback program so Section 242.102 of Regulation M would be applicable to the transactions. Accordingly, and because the terms of the proposed Coin Buyback program are built into the Coin Rights Agreement governing the Coins (i.e. in Section 4 thereof), we believe the proposed Coin buyback program falls squarely within the exemption provided in Section 242.102(b)(4) as the exercise of a right set forth the instrument governing the security.

Industry Analysis, page 40

21.	We note your disclosure stating that a blockchain product like your proposed framework promotes transparency while protecting privacy. Please revise to describe the information regarding holders of Coins that you expect to be shared with banks.

It is anticipated that any portion/all of the information provided in the “Token Ledger”/”Coin Ledger” may be shared with applicable governmental/banking bodies. We have revised the Offering Circular and both the Token Rights Agreement and Coin Rights Agreement to specify the same; in particular Article XIV, Section 2(J) (Record Keeping; Token Ledger; Transfer Agent) and Article XIV, Section 3(G) (Record Keeping; Coin Ledger; Transfer Agent) of the Offering Circular, Section 7 (Token Ledger) of the Token Rights Agreement and Section 6 (Coin Ledger) of the Coin Rights Agreement.

Description of Loan Business, page 46

22.	We note that you have included the “Initial Loan Criteria” as an appendix to your offering statement. Please also revise this section to briefly summarize the basic loan criteria and underwriting that you will perform before issuing a loan. Please also identify the number of employees that you expect to have focused on the loan business. Finally, please expand your disclosure to discuss in detail the material government regulations that are applicable to your business plan and how you intend to monitor regulatory compliance.

We have revised Article IV, Section 3(B) (Underwriting Criteria; Initial Loans; Initial Loan Criteria Loan Committee) of the Offering Circular to address the above mentioned concerns.

23.	Please clarify if you also intend to utilize blockchain technology in your loan business.

The Company does not have any immediate plans to utilize blockchain technology in its loan business.

Article V: Dilution, page 53

24.	Please revise your disclosure in this section to compare the public contribution under the proposed public offering and the average effective cash contribution of directors, officers, and other affiliated persons for tokens they have the right to acquire in connection with the existing options. Refer to Item 4 of Part II of Form 1-A.

We have added a new paragraph to Article V, Section 2 (Existing Options) of the Offering Circular to provide the requested comparison.

Existing Options; Incentive Agreements, page 53

25.	Please revise to describe the material terms of the incentive agreements you expect to enter into, including without limitation the following:

(a)	How you will determine the amount of Tokens to be issued to each early adopter pursuant to the incentive agreements;

(b)	The expected purchase price or consideration you expect to receive therefor;

(c)	Whether the incentive Tokens will be held by affiliates or insiders;

(d)	The exemption from registration that you expect to rely upon for the issuance of the incentive Tokens; and

(e)	How the sales will comply with Rule 251(c) of Regulation A.

As the incentive agreement structure has not been finalized by the Company, and it is unclear at this time whether they even will proceed with such a structure, we have removed the specific reference noted above from the Offering Circular. We have however left in the general disclaimer language regarding “Additional Issuances” to advise potential investors of the potential dilutive effects of the same.

Procedures for Purchasing Tokens; Rejection by Company, page 58

26.	Please revise this section to disclose the following:

(a)	In the event subscriptions are rejected in whole or in part, the form refunds will take to purchasers who paid using Bitcoin, Bitcoin Cash, Ether, and/or Litecoin; and

We have revised the Offering Circular to specify that all refunds will be made solely in U.S. dollars. Please see Article VI, Section 1(G) (Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency) of the Offering Circular.

(b)	If rejected subscriptions are paid for using Bitcoin, Bitcoin Cash, Ether, and/or Litecoin, how you will determine the amount of the refund if the value of the Bitcoin, Bitcoin Cash, Ether, and/or Litecoin has changed.

We have revised the Offering Circular to specify that all refunds will be made solely in U.S. dollars and to describe the process for valuing received payments/making refunds. Please see Article VI, Section 1(G) (Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency) of the Offering Circular.

27.	We note your disclosure that "[o]nce submitted to the Company the Token Subscription Deliveries of a particular investor will be binding, unchangeable and irrevocable." We further note your disclosure stating that you reserve the right "to accept or reject, in whole or in part, any investor’s subscription to purchase Tokens or to otherwise allocate any investor a number of Tokens of a smaller principal amount than the total number specified in such investor’s respective Subscription Agreement that is desired for purchase." Please revise to disclose whether a potential investor will have an opportunity to withdraw his subscription following notification that he will be able to receive only a partial allocation.

A Token investor will not have an opportunity to withdraw his/her/its subscription in the event of a partial allocation. We have revised Article VI, Section 1(F) (Procedures for Purchasing Tokens; Rejection by Company) of the Offering Circular and Section 2 (Subscription; Closing Matters; Admission; Cancelation Right), subsection (c)(i) of the Subscription Agreement to make this clear.

Approved Forms of Payment, page 59

28.	We note that you intend to accept cryptocurrency, such as Bitcoin, Bitcoin Cash, Ether or Litecoin, as a form of payment for the Tokens. In accordance with the Note to Paragraph (a) of Rule 251 of Regulation A, please demonstrate how you will calculate the value of the digital assets that you will accept in payment for purposes of determining the aggregate offering price or aggregate sales of the Tokens. Please note that in the absence of bona fide sales of that type of consideration made within a reasonable time, the fair value of consideration other than cash must be determined by an “accepted standard.”

It is intended that: (a) any and all cryptocurrency payments received by the Company in connection with a sale of the Tokens will be converted into fiat currency (i.e. U.S. Dollars) as soon as possible; (b) investors will be allocated a number of Tokens based solely on the amount of the fiat currency actually received by the Company as a result of the foregoing conversion; and (c) investors electing to pay in one or more forms of cryptocurrency will bear the all risk with respect to any adverse changes in the value of such transferred cryptocurrency prior to its being converted into fiat currency. Based on the foregoing, the Company intends to calculate the total proceeds received from Token sales for purposes of Rule 251 of Regulation A based solely on the total amount of fiat currency actually received by the Company.

We understand the above points may not have been made clear in the initial Offering Circular or the form of Subscription Agreement. Accordingly both have been updated to fully describe the same; in particular see Article VI, Section 1(G) (Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency) of the Offering Circular and Section 11 (Payment of Purchase Price; Acknowledgements) of the Subscription Agreement.

29.	Given that you intend to accept the transfer of Bitcoin, Bitcoin Cash, Ether, and/or Litecoin as a form of payment for your Tokens, please revise to discuss:

(a)	How you will value the respective cryptocurrency initially and an ongoing basis;

Please see the response to item 28 above.

(b)	How you will determine the amount of Tokens to which a purchaser will be entitled and at what point the number of Tokens will be determined as well as how you will notify a purchaser of the valuation; and

Please see the response to item 28 above.

(c)	Whether you intend to hold the cryptocurrency that you receive or convert them into fiat currency immediately upon receipt or soon thereafter. To the extent you intend to hold crytpocurrency, please revise to clearly address the associated risks (e.g., volatility, valuation, storage, etc.).

Please see the response to item 28 above. Please also note that we added new Article III, Section 4(F) (Approved Cryptocurrency Valuation Risk) to the Offering Circular to address the associated risks.

30.	We note your disclosure that Token purchasers will "assume any and all risk with respect to any adverse changes in the value of [cryptocurrency] prior to its being received by the Company." We further note your disclosure that settlement with respect to the purchase and sale of Tokens will occur within 15 days from the later of your acceptance of the Token subscription and the date on which the investor's funds have been "fully cleared and made available" to you. Please revise to discuss the implications of this policy, including the effects on the purchaser of an increase and a decrease in the value of cryptocurrency between submission of the subscription agreement and funds and settlement. Please also revise your disclosure under "Risk Factors" to discuss any significant risks arising from any delay between payment and settlement, including without limitation any significant risks arising from the volatility of cryptocurrency valuations during the interim.

Please see the response to item 28 above. Again please also note that we added new Article III, Section 4(F) (Approved Cryptocurrency Valuation Risk) to the Offering Circular to address the associated risks.

31.	We note your disclosure on page 59, stating that "until the Company accepts or rejects an investor’s subscription to purchase Tokens, the Company will have full access to all funds received from such investor," and that such funds will be "held and reserved by the Company, without use, unless and until all the Token Subscription Deliveries of such investor have been accepted or rejected by the Company." We further note that settlement may not occur for up to 15 days. Please clarify whether this means that the funds submitted in payment for Tokens will be available for the company's use prior to settlement, notwithstanding that investors are not yet owners of the Tokens, and discuss the risks to and rights of investors during this period. For example, please explain what happens if the company dissolves or liquidates, or if the offering is terminated, prior to a settlement and/or when the Tokens are distributed. Finally, please describe any contingencies to settlement.

The intent of this Section was solely to clarify to investors the fact that no escrow arrangements have been made with respect to the sale of Tokens and that the Company may be holding investor funds prior to the sale actually being completed. That being said, we have revised the subject Section of the Offering Circular to hopefully make that point clearer in light of your above comments. Also, as noted in the revised Subscription Agreement (i.e. in the revised definition of “Closing Date” therein) the settlement time has been reduced to one (1) business day from the later of the receipt of all “Subscription Deliveries” and the date the “Purchase Price” is received and fully cleared.

Article VII: Use of Proceeds to Issuer, page 64

32.	In the table beginning on page 66 and relating to the allocation of 75% of the total net offering proceeds from the sale of Tokens toward the loan business, it appears that there may be an arithmetic error in the formula calculating the numbers in the "% of Total Proceeds" column. Please revise.

Revised breakdowns of the use of proceeds have been attached as Appendix C (Estimated Breakdown of Use of Proceeds from Sale of Tokens Toward Blockchain Business) and Appendix D (Estimated Breakdown of Use of Proceeds from Sale of Coins Toward Loan Business) to the Offering Circular that correct the subject error.

33.	We note your disclosure stating that you believe you need to raise at least half of the total desired offering proceeds in order to make your anticipated business viable, and that you will have to significantly scale back your anticipated business operations if you raise less than that amount. Please revise the tabular disclosure in this section to illustrate your planned use of proceeds if 25% of the offering is sold. Refer to Item 6 of Part II of Form 1-A and Instruction 3 thereto for guidance.

Revised breakdowns of the use of proceeds have been attached as Appendix C (Estimated Breakdown of Use of Proceeds from Sale of Tokens Toward Blockchain Business) and Appendix D (Estimated Breakdown of Use of Proceeds from Sale of Coins Toward Loan Business) to the Offering Circular which reflect breakdowns based on Token sales of 100%, 50% and 25%.

Article X: Board Members, Executive Officers, and Significant Employees, page 77

34.	Please revise to clarify the respective roles, responsibilities, and authority of the board of managers and the board of advisors.

Article X, Section 1 (Board of Managers; Executive Officers) of the Offering Circular makes it clear that the Board will, except to the extent delegated from time to time, the Board (by majority vote) will control all material decisions concerning the Company and/or its Business. We have also revised this section to outline the general powers/duties of each of the Company’s existing officers.

With respect to the board of advisors we have revised Article X, Section 2 (Board of Advisors) of the Offering Circular to specify that the role of this board will be in an advisory capacity only and will not way have any decision making authority.

Article XI: Compensation of Board Members and Executive Officers, page 79

35.	Please update the disclosure in this section to reflect the annual compensation paid in 2018. Refer to Item 11 of Part II of Form 1-A.

No compensation was actually paid to officers as of 12/31/2018. We have revised the introductory paragraph to Article XI to specify the same.

36.	We note your disclosure on page 80 indicating that you expected to have employment agreements in place by the end of the third quarter in 2018. Please revise to disclose the material terms of such agreements.

These agreements are still being worked out. As such we revised the subject reference to be as of the “end of the third quarter of 2019.”

Article XII: Security Ownership of Management and Certain Security Holders, page 81

37.	Please revise to include tabular disclosure regarding beneficial ownership by directors, officers, and significant holders of Tokens, including the amount of Tokens each beneficial owner has the right to acquire using the manner specified in Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, or advise us why you believe such disclosure is not material. Refer to Item 12 of Part II of Form 1-A.

The requested tabular disclosure of Token holders as been added to Article XII (Security Ownership of Management and Certain Security Holders) of the Offering Circular. Please note, the information in the new tabular disclosure is substantively identical to that in the table previously provided in Article V, Section 2 (Existing Options) of the Offering Circular.

Article XIV: Securities Being Offered

Equity Rights/Voting Rights, page 85

38.	We note that the Tokens have limited voting rights. To the extent you intend to issue the Tokens in digital form, please revise to describe the voting process for digital securities, highlighting how, if appropriate, it may differ from the manner of other record holders of your non-digital securities.

The process with respect to voting by Token holders is spelled out in detail in the Token Rights Agreement (in particular Sections 5 ( Acknowledgements; Limited Rights of Token-Holders) and Section 9 (Electronic Transactions; Payments to Token-Holders) of the Coin Rights Agreement thereof). For purposes of clarity we have added specific references to the same when describing the limited voting rights of the Tokens in Article VI, Section 2(D) (Equity Rights/Voting Rights/Information Rights) of the Offering Circular.

Financial Statements for the Nine Months Ended September 30, 2018

Notes to Financial Statements

Note 4. Private Investment Agreements, page 91

39.	We note your disclosure in Note 4 to the financial statements for the nine months ended September 30, 2018 that proceeds from the Private Investment Agreements (PIAs) are to be used to issue loans to third parties. We also note disclosure on page 51 that it is the intent of the company to ultimately apply the total proceeds from the sale of the PIAs toward the blockchain business and loan business in the same proportion as it intends to allocate the proceeds from the offering. Disclosure on page 51 states that to date, the company has applied the bulk of such funds towards the development of the framework and related Coin technology and has not applied any such funds toward the operation of the loan business. Please reconcile this apparent discrepancy in disclosure and revise your disclosure as necessary to accurately and consistently describe how the proceeds from the PIAs have been used to date as well as the company's intent for these funds moving forward.

We have revised the Offering Circular per your comments. In particular, please see Article IV, Section 5 (Additional Funds), Article V, Section 1 (Sale of Private Investment Agreements), and Article IX, Section 3 (Current Operating Results) of the Offering Circular.

Exhibits

40.	Please refer to the Form of Subscription Agreement filed as exhibit 4a. It appears that section 3(a) requires an investor to represent that it has "read" the offering materials. Please note that it is inappropriate to require an investor to represent that it has read the offering materials and remove this language from the Subscription Agreement.

The subject language has been removed from the form of Subscription Agreement.

41.	Please refer to the legal opinion filed as exhibit 12a. Please have counsel revise the final paragraph of the opinion to remove the language that limits reliance on the opinion to the company and related entities. In this regard, we note that purchasers of the securities in the offering are entitled to rely on the legality opinion.

To address this concern we have revised the referenced section of the Opinion to read as follows

“No person other than the Company, each of the Related Entities, and each of the persons purchasing a security(ies) which are the subject of the Offering Documents, may rely on this opinion letter for any purpose.”

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

August 12, 2019

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Erin Martin, Attorney-Advisor

Re:	CERES Coin LLC (CIK No. 0001734118)

Draft Offering Statement on Form 1-A

Response to Inquiry Letter dated May 31, 2019

We are in receipt of your inquiry letter with respect to the above identified applicant dated May 31, 2019. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

AJZ

EXHIBIT A

INQUIRY RESPONSES

A.	General

1.	We note your response to comment 2. We further note that the offering limitation set forth in Rule 251(a) of Regulation A is calculated on the basis of proceeds for all securities sold during the past 12 months pursuant to Regulation A. Your response indicates that you plan to calculate the offering limitation on the basis of Coins currently outstanding at a particular time. As such, it is unclear to us how you intend to ensure that your ongoing sales and repurchases of Coins will comply with the limitations set forth in Rule 251(a). Please revise your offering circular to explain how you plan to comply with these requirements.

As discussed, we have significantly revised the structure of the Offering to provide for the sale of a maximum of $20M worth of Coins and a maximum of $30M worth of Tokens. Further, the structure of the Coins has also been modified such that each Coin will have a unique identifier (so the Company will be better able to track the total amount of Coins sold against the new cap amount) and, upon any buyback of a Coin by the Company (i.e. a cash out by the holder), the subject Coin will be destroyed and not re-issued. We believe the Offering, as modified, is in compliance with the requirements of Rule 251(a) of Regulation A.

2.	We note your response to comment 3. We note your disclosure throughout the offering circular, including on pages 105-109, regarding the voting, distribution, and liquidation rights associated with the Tokens. We also note your response to comment 1, which states in part "[t]he Tokens are intended to be an investment vehicle, granting the holders the right to receive a percentage interest of both the Company’s “Loan Business” (i.e.[,] the interest to be received by the Company in connection with the “Loans” it makes) and the Company’s “Blockchain Business” (i.e.[,] the “Transaction Fees” to be received by the Company from users in connection with the use of its proprietary Framework)." Given the terms of the Tokens as currently described, it is not clear to us your basis for determining that they do not represent an equity interest in the company. Please provide us with your detailed legal analysis. In addition, please refer to Rule 261(c) and Rule 251(a) of Regulation A and revise your offering circular accordingly.

An “equity interest” in a given company represents an actual ownership interest in such company and its assets. As structured, the Tokens give the holders the right to participate in the revenues generated by the Company’s Loan Business and it Blockchain Business, including certain amounts received in connection with any liquidation of the same. The Token holders also have the right to vote on certain limited matters specifically related to the foregoing. However, the Tokens do not represent any ownership interest in the Company and are thus not “equity interests.”

Most notably, unlike with respect to an “equity interest,” any and all rights the Token holders may have related solely to the Company’s Loan Business and it Blockchain Business as opposed to all of the Company’s operations/assets. To the extent the Company engages in any other line of business, which it fully intends to do, the Token holders would have no right to participate in the revenues generated by the same or otherwise have any vote or say with respect to such operations. Further, unlike with respect to an “equity interest,” in the event of a dissolution of the Company as a whole the Token holders would have no right to participate in the liquidation proceeds received with respect to any/all of the Company’s assets which are not part of its Loan Business and/or its Blockchain Business. By way of example, to the extent the Company subsequently owns any office space, in any liquidation of the Company the Token holders (unlike the Company’s equity holders) would not be permitted to share in the proceeds from the sale of such office space.

With respect to Rule 251(a) and Rule 261(c), we take the position that the Tokens represent “debt securities.” Further, for the avoidance of doubt, the Tokens would not qualify as “asset-backed” securities as such term is defined in Item 1101(c) of Regulation AB for multiple reasons, including the following:

•	The Tokens are NOT “primarily serviced by the cash flows of a discrete pool of receivables or other financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period.” The Token holders have the right to participate in revenues from both the Blockchain Business and the Loan Business. While these represent a specific pool of assets, there are no actual “receivables” or other fixed assets in place at the time the Tokens are being sold and no guarantee that any revenues can ever be generated. Put simply, when the Tokens are initially offered for sale there will be no actual assets (receivables or otherwise) to qualify as backing the Tokens. What the Tokens represent is a right to participate in certain future profits generated by the Company’s Blockchain Business and its Loan Business, if any. It should also be noted that the revenues to be received from the Blockchain Business are undeterminable and certainly do not “by their terms convert into cash within a finite time period.” Further, for the immediate and foreseeable future (at least within the 12 months of the offering) the Tokens will be primarily (if not solely) serviced by the transaction fees received from the Blockchain Business as it will take time to deploy funds related to the Loan Business.

•	The activities of the Company are NOT “limited to passively owning or holding the pool of assets, issuing the [securities] supported or serviced by those assets, and other activities reasonably incidental thereto.” As described in the Offering Circular the Company will be actively managing and operating both the Loan Business and the Blockchain Business.

•	The Company is NOT, nor does it intend to become, an investment company under the Investment Company Act of 1940.

3.	We note the following disclosure from the offering circular:

•	You have not yet formally engaged any contractors to complete the development of the Framework and the POS, and it will take at least six months from the point of final engagement of all necessary contractors to complete a fully functioning model of the Framework and the POS (page 46);

•	You have not yet formally engaged an outside developer to create the token smart contract, and it will take at least two months from the point of engagement to complete a fully functioning model of the smart contract to govern the tokens (page 104); and

•	You have not yet formally engaged an outside developer to create the coin smart contract, and it will take at least three months from the point of engagement to complete a fully functioning model of the smart contract to govern the coins (page 112).

Please revise to explain the expected timing of your offering in relation to the completion of development of the Framework, POS, token smart contract, and coin contract. Please be advised that, since you are not eligible to conduct a delayed offering, all of the material offering terms must be established and set forth in the offering statement prior to the time of qualification. Refer to Rule 251(d)(3) of Regulation A.

We understand from our discussion with your team that the Offering will not be approved unless and until the Tokens/Coins/Framework are fully functional. As such we have significantly revised the Offering Circular to reflect what the same will look like upon completion (i.e. assuming the same have been completed). The Company is actively working on the completion of the Tokens/Coins/Framework and expects to have each functionally completed within the next 20 to 30 days.

4.	We note that you intend to qualify up to $1.0 million of your coins. It is not clear the basis for qualifying these coins. Please advise us as to the analysis you conducted in determining that these coins are securities and therefore eligible to be qualified on Form 1-A.

As discussed, we have significantly revised the structure of the Offering to now provide for a profit sharing component with respect to the Coins. More specifically, the persons who purchase Coins from the Company in a given “Coin Distribution Year” (as defined in the Offering Circular and the Coin Rights Agreement) would be eligible to share in a defined portion of the total “Transaction Fees” received by the Company during such year. These new provisions have been detailed out in Article XIV, Section 3(E) (“Distribution Rights”) of the Offering Circular and Section 5 of the Coin Rights Agreement (“Income Participation Rights; Distributions; Periodic Reports”). We believe that with this new profit component the Coins would qualify as “securities” and be eligible for qualification under Regulation A.

5.	We note your disclosure on page 65 regarding the PIAs and the Conversion Tokens. Please provide us with your detailed legal analysis regarding the exemption from registration you relied on or anticipate relying on for the issuance of Conversion Tokens.

The PIAs were (and are) securities being sold under the Rule 506(c) exemption and a Form D was originally filed with respect to the PIA offering on April 26, 2018 (Accession Number: 0001734118-18-000002). Applicable “blue sky” notice filings were also filed at the applicable state levels for those PIAs actually sold. We are in the process of filing an amendment to filed Form D to reflect that PIA offering remains open, however there have not yet been any PIA sales in 2019.

It should also be noted that we discussed the general conversion structure of the PIAs with Mark Vilardo and his team prior to initiating the offering. We had originally considered selling/issuing SAFTs but during our discussions the issue arose that the use of a traditional SAFT related to securities that would later be qualified/registered would not comply with the SEC’s views in C&DI 139.01. We had a couple discussions with Mark and his team regarding their reading of C&DI 139.01 and were essentially told that, as the SEC sees it, if a SAFT investor would automatically receive tokens in the future when (and if) the tokens are registered, without any other investor involvement, then the subject tokens would need to be registered as of the date the SAFT is sold (i.e. in line with the language in C&DI 139.01). We were also told that the main reason for the foregoing is the fact that under a traditional SAFT the entirety of the respective investor’s decisions regarding the future tokens are made at the time a SAFT is purchased. Put another way, once a SAFT is purchased the investor has no control over if/when the tokens are actually created (and the SAFT converted) or, in many instances, the terms of the subject tokens. As a result, the respective tokens would need to be registered as of the date the SAFT is sold (i.e. in line with the language in C&DI 139.01) so that the respective investor would have all of the substantive information necessary to make an informed investment decision.

Like a SAFT, the primary purpose of the PIAs are to allow early investors to potentially participate (at a discount) in the Token offering. However, the PIAs were specifically designed to address the above SEC concerns, and to differ from traditional SAFTs, in the following two (2) principal ways:

•	First, unlike a traditional SAFT where conversion is automatic (i.e. not optional), the PIAs provide for a conversion option which is exercisable at the option of the respective holder upon the final qualification of the Tokens for public sale. More particularly, if/when the Tokens are qualified for public sale each PIA holder will be given all of the related Token offering documents (i.e. the Offering Circular and all other Offering Statements) and will then have the option to either: (a) convert the principal amount of their respective PIA (in whole but not in part) into Tokens at a 20% discount from the Token offering price; or (b) receive a lump sum cash out payment. Put another way, unlike with a traditional SAFT, the PIA holders will have all of the information necessary to make an informed investment decision (i.e. the Offering Circular and all other Offering Statements) before deciding whether to convert their respective PIA into Tokens. Further, should they then choose not to so convert they would have the ability to receive a lump sum cash out payment and exit their investment.

•	Second, under a traditional SAFT there is no deadline as to when the respective issuer needs to create/issue the subject tokens and the investor can be locked into their investment for an indefinite period of time. The PIAs however specifically provide for a December 31, 2019 deadline with respect to the qualification of the Tokens for sale to the public. If the Tokens are not so qualified before such deadline, the PIA holders will receive a lump sum cash out payment and the PIAs will be terminated.

As a result of the above rights, the PIAs do not suffer from from the investor concerns surrounding SAFTs discussed above. As such, we believe both the sale of the PIAs, and the subsequent conversion of any outstanding PIAs into Tokens/cash (as applicable) pursuant to their terms, to be in compliance with existing securities laws.

6.	We note your response to comment 9. The way in which you use cross-references in the offering circular continues to create difficulty in the ease of its readability. In this respect, please revise to include the descriptive headers (e.g., "Plan of Distribution" or "Risk Factors") as well as the page numbers of the sections of the offering circular to which you are cross-referencing as opposed to the article number and subsection (e.g., "ARTICLE XIV, Section 3") to enhance readability.

We have revised the footnotes in the Offering Circular to address the above concern. Please note, as some of the Section titles were duplicated in describing the Coins/Tokens separately, for each reference we have provided the title of the subject referenced section as well as the title of the Article/Section (as applicable) in which it appears. By way of example, Footnote 12 of the Offering Circular now reads:

As discussed in more detail in the “Plan of Distribution of Coins – Generally” section beginning on page 78 hereof.

7.	We note your response to comment 5, including the statement that you have revised the Token Rights Agreement, the Coin Rights Agreement, and the Subscription Agreement to specifically carve out claims under federal securities laws, and your revised disclosure on page 39.

•	The changes you describe with respect to the Token Rights Agreement are not reflected in the exhibit you filed. Please file the revised version of the Token Rights Agreement.

An incorrect version of the Token Rights Agreement may have been inadvertently filed. The current version containing the subject language has been filed along with this response.

•	In the Subscription Agreement, it appears that the reference in Section 13(o) to 13(o) should instead be a reference to 13(p), and the reference in Section 13(p) to 13(n) should instead be a reference to 13(o). Please revise for clarity.

You are correct. The subject Section references were inadvertent typographical errors and have been corrected.

8.	We reissue comment 5 in part. We note section 12(n) of your Subscription Agreement and section 12.16 of your Operating Agreement regarding waiver of jury trial.

•	Describe the jury trial provisions, including how such provisions will impact your investors;

•	Describe any questions as to enforceability under federal and state law;

•	Clarify whether these provisions apply to claims under the federal securities laws and whether they apply to claims other than in connection with this offering;

•	Clarify whether the provisions will apply to secondary purchasers;

•	To the extent these provisions apply to federal securities law claims, please revise the disclosure and the Agreements to state that by agreeing to the provision, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

An incorrect version of the Subscription Agreement may have been inadvertently filed. The current version of the Subscription Agreement contains language similar to that in the other agreements (e.g. dispute resolution by JAMS with a carve out for disputes related to federal securities laws). The correct version of the Subscription Agreement has been filed along with this response. Please refer to Section 13(o) (“Dispute Resolution”) and Section 13(p) (“Jurisdiction for Disputes Related to Breaches of Federal Securities Laws”) of the revised version of the Subscription Agreement which we believe remedy the above concerns.

With respect to the Operating Agreement however, as noted in our prior response we have not made any modifications to Section 12.16 of the Company’s Operating Agreement. As neither the Tokens nor the Coins will represent equity interests, the Token/Coin holders will not be a party to that agreement or otherwise subject to its terms simply by reason of holding Coins/Tokens. As such we do not believe any modifications to that section of the Operating Agreement are necessary.

9.	We note that Section 13(o)(iii) of your Subscription Agreement states that "all hearings will take place in Washington D.C., Illinois." Please revise for clarity.

Please see the response to item 8 above.

B.	Article I: About This Offering Circular; Forward-Looking Statements, page 13

10.	We note your response to comment 12, and your statement here and elsewhere in the offering circular that summaries of certain agreements, documents, and records do not purport to be complete and are qualified in their entirety by reference to the respective agreements. As you are responsible for the accuracy of the information in the filing, this type of disclaimer is not appropriate. While disclosure may direct investors to read the entirety of the applicable agreement for a more complete discussion, the description of the material terms of the applicable agreement must be complete. Please revise accordingly here and elsewhere in the prospectus as necessary.

Based on the above comment, we have removed the following language from Article I, Section 1 of the Offering Circular: “, and such summaries do not purport to be complete.”

We have also removed the following language from Article III, Section 5(d) of the Offering Circular: “The summaries of, and references to, all documents, statutes, reports, and other instruments referred to in this Offering Circular do not purport to be complete, comprehensive, or definitive, and each such summary and reference is qualified in its entirety by reference to each document, statute, report, or instrument.”

C.	Article III: Risk Factors, page 25

11.	We note your response to comment 4. Please include a risk factor that highlights the risk to your investors that you may be subject to regulatory oversight, compliance and potential litigation to the extent it is determined that you are operating as an unregistered money transmitter or money services business.

To address this issue we have added a new risk section entitled “Absence of Registration as a Money Transmitting Business or Money Services Business” to Article III, Section 5(D) of the Offering Circular.

12.	Please add risk factor disclosure addressing the potential regulatory risks under the federal securities laws with respect to your operations, including the secondary trading of digital assets on your platform and the manner in which you receive compensation for digital asset transactions. In this regard, please address the potential risks of being subject to regulation as a national securities exchange or alternative trading system, or as a broker- dealer.

To address this issue we have added a new risk section entitled “Absence of Registration as a Broker- Dealer, Securities Exchange or ATS” to Article III, Section 5(E) of the Offering Circular.

D.	Article IV: Description of Business Description of Blockchain Business, page 43

13.	We note your response to comment 16 and your revised disclosure, and we reissue the comment in part. Please revise to include an update on the recently launched beta versions of the Framework, the Coins, and the POS that you reference in order to provide additional details regarding the operational activities performed and relevant operating and financial metrics. Please also discuss any barriers to entry. For example, we note that all users, including dispensaries, will be required to set up a wallet. Please clarify if dispensaries typically have wallet accounts and, if not, whether this may pose a challenge to your business model.

As noted in item 3 above, we have significantly revised the Offering Circular to reflect what the Tokens/Coins/Framework will look like upon completion (i.e. assuming the same have been completed). As such, the “beta version” language has been removed.

With respect to the above concerns related to barriers to entry, this is a new technology without real precedent in the legal cannabis industry and we believe these concerns are adequately covered in Article III, Section 2(E) of the Offering Circular (“New Cryptocurrency Risks; Future Coin/Token Value Risk”).

14.	Please describe in more detail the criteria and selection process for the key stakeholders that would serve as the validators on your framework.

We have revised Article IV, Section 2(B) of the Offering Circular (“Description of the Framework”) to provide more detail on the criteria and selection process for validating nodes within the Framework. That being said, as noted therein the onboarding and selection of persons/entities who will operate validating nodes within the Framework will at all times be at the sole discretion of the Company and the Company can remove any such person/entity at any time.

E.	Coin Buyback/Buyback Price, page 50

15.	We note your response to comment 18 and your revised disclosure. We further note that you still reserve the right to conduct a buyback at any time other than the automatic, hardcoded buyback times in your discretion. Please revise to describe how you plan to notify investors of the timing of any discretionary buyback, and how much notice investors will receive in advance of a discretionary buyback.

In connection with our restructuring of the Coin offering, we have revised Article IV, Section 2(D) of the Offering Circular (“Coin Buyback/Buyback Price”) and Section 4 of the Coin Rights Agreement (“Put/Call Options; Buyback Rights and Obligations of the Company”) to provide for, among other things, the following “Buyback” provisions:

•	the Company will at all times have a “call option” to call and purchase from any Coin holders any/all of their then outstanding Coins, exercisable at its discretion by delivery of notice to such Coin holders via the Framework;

•	each Coin holder will at all times have a “put option” to put and sell to the Company any of their then outstanding coins, exercisable at their discretion by delivery of notice to the Company via the Framework;

•	in connection with any purchase/sale of Coins pursuant to the foregoing, the respective Coin holder would receive an amount equal to the applicable Buyback Price (as discussed in the response to item 16 below); and

•	any purchase/sale of Coins pursuant to the foregoing will be conducted automatically via the Framework within twenty-four (24) hours from delivery of the respective exercise notice and “without further consent of, or notice to, the subject Coin holder” as noted in both the Offering Circular and the Coin Rights Agreement.

We believe the foregoing provisions address the above concerns.

16.	We note your disclosure that "Each person holding a Coin at the time of a Buyback will receive an aggregate amount equal to the total dollar-for-dollar value of the respective Coins.” Please revise to clarify how you plan to calculate the "value" of the Coins at the time of each Buyback.

Each Coin has, and will at all times maintain, a value of $.01 / Coin. As such, the “value” of a given X number of Coins at any given time will be X multiplied by $.01. This is spelled out in Section 4(b) of the Coin Rights Agreement which provides:

In connection with any Buyback, each applicable Coin Holder will be entitled to receive, and the Company will pay to such Coin Holder, an aggregate amount equal to the respective total number of Coins being purchased/sold multiplied by the Face Amount (such amount, respectively, the “Buyback Price”). For the avoidance of doubt any transfer of Coins in connection with a Buyback will not require the payment of a Transaction Fee.

where the term “Face Amount” is defined therein as “an amount equal to one-cent ($0.01) per Coin.”

That being said, we have revised the referenced language in the Offering Circular to read as follows

Each person holding a Coin at the time of a Buyback will receive an aggregate amount equal to the respective total number of Coins being purchased/sold multiplied by one cent ($0.01) (such aggregate amount, respectively, the “Buyback Price”).

17.	We note your response to comment 20. We are unable to agree with your analysis that the exception in Rule 102(b)(4) is available for the buyback transactions contemplated in your offering circular. In this respect, we note that it appears that if the company engages in the proposed Coin buyback plan while, at the same time, it also engages in a continuous distribution of the Coins, such activity may be inconsistent with Rule 102 of Regulation M.

As provided in the response to item 15 above, we have revised certain of the Coin Buyback program provisions. However, we respectfully stand by our original contention that the proposed Coin Buyback program, as amended, falls squarely within the exemption provided in Section 242.102(b)(4). As previously stated, the Company (i.e. the issuer) will be the one conducting the proposed Coin Buyback program so Section 242.102(a) of Regulation M would be applicable to the transactions. Section 242.102(b)(4) provides an exemption to the provisions of Section 242.102(a) for the following:

(4) Exercises of securities. The exercise of any option, warrant, right, or any conversion privilege set forth in the instrument governing a security;

The plain language of the above exemption specifically provides for the exercise of “any” right/option set forth the instrument governing the subject security. The Coin Rights Agreement is the instrument governing the Coins as stated in Recital B thereof which provides as follows:

B.       While the Coins are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each holder of a Coin(s) (each such person, a “Coin-Holder”), and each Coin-Holder’s rights, obligations and restrictions with respect to their ownership of the respective Coin(s).

Further, Recitals C-E of the Coin Rights Agreement (below) make it clear that both the Company and each Coin holder will be bound by the term of the Coin Rights Agreement and that certain transactions may not require any further action or consent by the Company or any Coin holder:

C.       The Company has agreed to be bound by all of the terms and conditions of, and will for so long as any Coin(s) are issued and outstanding be deemed a party, to this Agreement with respect to such Coin(s).

D.       Each Coin Holder, in connection with the acquisition of his/her/its respective Coin(s) and as a condition of such acquisition, has agreed to be bound by all of the terms and conditions of, and will for so long as such Coin Holder is the holder of any Coin(s) be deemed a party, to this Agreement with respect to such Coin(s).

E.       Each Coin Holder further acknowledges and understands that certain transactions related to the Coins (including certain Coin purchase/sale transactions and payments to be made between the parties) as provided for herein will be affected through the “smart contract” which is the Coin and may not require any further action or consent by the Coin Holder or the Company.

Section 4 of the Coin Rights Agreement governs the subject Coin Buyback program, and Section 4(a) of the Coin Rights Agreement provides for the following specific rights/options:

(a)       To the extent any Coins are issued and outstanding, the following will apply:

(i)       The Company will at all times have the right, privilege and option (respectively, a “Call Option”) to call and purchase from any Coin Holder(s) (and to cause such Coin Holder(s) to sell to the Company) all, or any portion, of the then outstanding Coins held by such Coin Holder(s). The Company may exercise its Call Option, at any time (and from time to time) in its sole discretion and without further consent of the respective Coin Holder(s), by delivering notice of such exercise to the respective Coin Holder(s). Such notice will identify the total number of Coins to be purchased by the Company and be delivered to the Framework Account of the respective Coin Holder(s).

(ii)       Each Coin Holder will at all times have the right, privilege and option (respectively, a “Put Option”) to put and sell to the Company (and to cause the Company to purchase from such Coin Holder) all, or any portion, of the then outstanding Coins held by such Coin Holder(s). A Coin Holder may exercise its Put Option, at any time (and from time to time) in his/her/its sole discretion and without further consent of the Company, by delivering notice of such exercise to the Company. Such notice will identify the total number of Coins to be sold to the Company and be delivered via (and as provided on) the Framework Account of the respective Coin Holder(s).

Based on the above, we believe the exercise of either Buyback right/option provided above, each of which are expressly set forth in the Coin Rights Agreement which expressly govern the Coins, falls squarely within the plain language of the exception provided in Section 242.102(b)(4).

Additionally, we note that Regulation M is, at its heart, intended to prevent market/equity price manipulation which could harm investors. The proposed Coin Buyback program is specifically intended to make the value of the Coins completely stable and prevent any fluctuations in their value; thus protecting Coin investors from any potential loss of value in the Coins.

F.	Article V: Dilution Existing Options, page 65

18.	We note your disclosure in this section indicating that Sean McNamara holds 1,000,000 Option Tokens. However, the disclosure on page 98 indicates that he holds 2,000,000 Option Tokens. Please revise for consistency.

Sean McNamara holds 1,000,000 Option Tokens. Page 98 of the Offering Circular has been revised to reflect the same.

G.	Plan of Distribution of Tokens, page 68

19.	Please tell us how you intend to enable subsequent transfers of the tokens being issued in this offering in compliance with the federal securities laws. In addition, in all instances wherein you discuss the potential secondary trading or offer of the tokens on one or more Token Trading Platforms, please revise to clearly indicate that currently there are no registered or approved third-party platforms to support the secondary trading of your tokens.

We have included new Article VI, Section 1(J) (“Permitted Transfers; Secondary Trading”) to the Offering Circular to address the above matters.

20.	We note your disclosure on page 69 that a purchaser will have to open an ERC-20 compatible wallet given that you intend the Tokens to be sold using an Ethereum blockchain. Your disclosure in footnote 30, however, indicates that the network is subject to change. Please clarify how and when investors will be made aware of such a change.

As noted in item 3 above, we have significantly revised the Offering Circular to reflect what the Tokens/Coins/Framework will look like upon completion (i.e. assuming the same have been completed). As such, the “subject to change” language has been removed. Also, for the avoidance of doubt, all references to the “ERC-20” standard have been removed as a different standard was decided upon.

21.	Please explain to us why you have included procedures to "round down to the nearest whole Token" for cash subscriptions given that the price per token is $1.00.

The subject language regarding rounding was primarily included to address the fact that, in connection with the payment of Tokens via an “Approved Cryptocurrency,” the resulting “Final AC Exchange Value” would most likely not be a whole ($1.00) dollar number. That being said, we also included the language in the general description on Page 69 to specify what would happen in the instance the Company received less than a whole ($1.00) dollar purchase amount (e.g. as the result of the payment of broker fees, ACH fees, etc. on the investor end).

22.	Please discuss the AML/KYC verifications that will be applicable for the opening and use of a Token Clearing Account and identify the party responsible for conducting such verifications.

We have added new Article VI, Section 1(E) (“Required Verifications”) of the Offering Circular to specifically address this matter. We believe this new section clearly addresses the above concerns. Please also note we have also revised Article VI, Section 2(E) (“Required Verifications”) to further specify the verifications required in connection with the Coins.

H.	Intermediaries/Consultants, page 71

23.	Please tell us how you intend to decide whether or not you will utilize broker-dealers in the offer and sale of your Tokens and how you intend to satisfy any regulatory requirements you would have if you do decide to utilize such entities.

The Company fully intends to utilize brokers-dealers in connection with the sale of the Tokens and has budgeted a 5% fee into its financials to cover the expected commissions. We have revised Article VI, Section 1(B) (“Intermediaries/Consultants”) of the Offering Circular to make this clear. However, to date the Company has not entered into any formal agreement with any Broker and is still actively seeking such engagement. We will supplement the Offering Circular with the applicable broker information if/when such engagements are finalized.

I.	Procedures for Purchasing Tokens; Rejection by Company, page 73

24.	We note your response to comment 26 and your revised disclosure in this section, and we reissue the comment. Please revise this section to disclose the following:

•	In the event subscriptions are rejected in whole or in part, the form refunds will take to purchasers who paid using Bitcoin, Bitcoin Cash, Ether, and/or Litecoin; and

•	If rejected subscriptions are paid for using Bitcoin, Bitcoin Cash, Ether, and/or Litecoin, how you will determine the amount of the refund if the value of the Bitcoin, Bitcoin Cash, Ether, and/or Litecoin has changed.

We have revised Article VI, Section 1(F) (“Procedures for Purchasing Tokens; Rejection by Company”) of the Offering Circular to specifically address each of the above issues. We believe the revised language now clearly addresses each of the above concerns.

J.	Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency, page 74

25.	We note your response to comment 28 and the revisions regarding the procedures for payment with cryptocurrency. As currently drafted, it is unclear how the "Preliminary AC Exchange Value" or the "Final AC Exchange Value" that will be used is an "accepted standard" for determining the fair value of the cryptocurrency. In this respect, please revise your disclosure in this section to disclose from where you intend to obtain the spot price for each Approved Cryptocurrency that you intend to accept, both at the time of the determination of the Preliminary AC Exchange Value and at the time of the determination of the Final AC Exchange Value. To the extent that you may use a different source for this exchange price information in the future, please disclose how and at what point you intend to communicate such a change to investors. Please revise and refer to Note to Paragraph (a) of Rule 251 of Regulation A for guidance.

We have revised Article VI, Section 1(H) (“Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency”) of the Offering Circular to specifically address each of the above issues. We believe the revised language now clearly addresses each of the above concerns.

26.	We note your response to comment 31 and your revised disclosure in this section, and we reissue the comment in part. Please further revise to discuss the risks to and rights of investors during the period between your receipt of investor funds and the applicable AC Settlement Date. For example, please explain what happens if the company dissolves or liquidates, or if the offering is terminated, prior to a settlement and/or when the Tokens are distributed. Please also describe any contingencies to settlement. Finally, we note that your response to comment 31 states "the settlement time has been reduced to one (1) business day from the later of the receipt of all “Subscription Deliveries” and the date the “Purchase Price” is received and fully cleared." However, we note that your disclosure on page 74 of the offering circular states, "To the extent an investor’s Token Subscription Deliveries are accepted by the Company, in whole or in part, settlement with respect to the purchase and sale of the subject Tokens will (subject to the volume of Token subscriptions received) occur within fifteen (15) days from the later of: (i) the date of the Company’s acceptance of the subject Token Subscription Deliveries; and (ii) the date the subject investor’s purchase funds have fully cleared and made available to the Company." Please revise for consistency.

With respect to the settlement timing/terms, please see our response to item 26.

We have also revised Article VI, Section 1(D) (“Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds”) of the Offering Circular to specify what happens in connection with an early termination of the Token offering (including in connection with any voluntary/involuntary bankruptcy, dissolution and/or liquidation of the Company). We believe the provisions of this revised section, together with the cross referenced Article VI, Section 1(G) (“Procedures for Purchasing Tokens; Rejection by Company”) of the Offering Circular and Article VI, Section 1(G) (“Approved Forms of Payment; Payment Mechanics; Approved Cryptocurrency”) of the Offering Circular now sufficiently address each of the above issues.

K.	Additional Advertising, page 77

27.	We note your response to comment 8. Please be advised that you are responsible for considering each communication, including each future use or distribution of your White Paper and Executive Summary, in light of the broad definition of an offer and ensuring that you have included all required legends and links to the offering circular pursuant to Rule 255. Additionally, please be advised that you are required to file such materials as an exhibit to the offering statement. Refer to Item 17(13) of Part III of Form 1-A. Finally, please remove the disclaimer in this section that investors may not rely upon such additional materials as investors are able to rely on the information provided to them by you.

As noted in our prior response the referenced “White Paper and Executive Summary” was never intended to “test the waters” or otherwise be related to the Offering and was previously prepared in connection with the “PIA” offering described in the Offering Circular. It is an outdated document that is no longer being used, has been removed from the Company’s website, and not germane to the Offering. Further, the information discussed in the referenced “White Paper and Executive Summary” has been substantively modified, and superseded, by the Business/Framework discussions in the Offering Circular. Based on the foregoing, there should be no future use of referenced “White Paper and Executive Summary” and we thus do not believe it needs to be included as an exhibit to the Offering Statement.

With respect to the disclaimer comment above, we have removed the following language from Article VI, Section 1(I) (“Additional Advertising”) and Article VI, Section 2(H) (“Additional Advertising”) of the Offering Circular: “As such, they are not to be relied upon by prospective [Token/Coin] purchasers or otherwise considered to be part of this Offering Circular or the other Offering Documents.”

L.	Article XIII: Interest of Management and Others in Certain Transactions, page 102

28.	We note your disclosure, including on pages 25, 63, and 90, indicating that CMS has lent certain funds to the company. We further note your disclosure on page 102 stating that CMS is and will remain the company's sole equity holder and "is primarily owned by CoolMellon LLC, which is owned solely by Charlie Uchill and Greg Anderson." Please provide all of the disclosure required by Item 13 of Form 1-A with respect to this transaction.

We have updated Article XIII (“Interest of Management and Others in Certain Transactions”) of the Offering Circular to provide the disclosures required by Item 13 of Form 1-A with respect to the loans made by CMS to the Company. We also updated certain other sections of the Offering Circular (in particular Article VII, Section 1 (“Use of Proceeds from Sale of Tokens”) thereof and the “use of proceeds” breakdowns attached thereto) to make it clear that a portion of the proceeds received from the sale of the Tokens will be used to pay off the loans made by CMS to the Company. We believe these revised sections now clearly address each of the above concerns.

M.	Article XIV: Securities Being Offered Form of Tokens; Standard; Validation; Status of Completion, page 104

29.	Please describe in more detail the material "standards" applicable to the ST-20 Token Security Standard upon which your Tokens will be built.

As noted in item 3 above, we have significantly revised the Offering Circular to reflect what the same will the Tokens/Coins/Framework like upon completion (i.e. assuming the same have been completed). Also, for the avoidance of doubt, all references to the “ST-20” standard have been removed as a different standard was decided upon.

N.	Record Keeping; Token Ledger; Transfer Agent, page 110

30.	We note that you initially intend to maintain an internal Token Ledger and internal Coin Ledger relating to token and coin holdings. Please expand your disclosure for each ledger to describe the following:

•	Who is responsible for updating the internal ledgers to reflect transactions;

•	How holders may ascertain their current balance and the status of any transfers;

•	How transfers and other changes in holdings are communicated to holders; and

•	How a transfer through the Ethereum public blockchain infrastructure and/or Framework to a wallet triggers an update to the internal ledgers.

Please also clarify if the internal ledgers will also be used to ensure that transfers are being conducted in compliance with the federal securities laws.

The Company has engaged a “registered” transfer agent to take over the handling and management of the Token Ledger. As such we have revised Article XIV, Section 2(J) (“Record Keeping; Token Ledger; Transfer Agent”) of the Offering Circular to identify such appointment as well as the duties the Transfer Agent will be responsible for.

31.	We note your disclosure stating that you plan to engage "a qualified, third-party, transfer agent/intermediary . . . to fully take over the handling and management of the Token Ledger." Please revise to give more detail regarding your expected timeline for engaging a transfer agent and disclose whether you plan to engage a registered transfer agent. Refer to Rule 12g5-1(a)(7) under the Exchange Act.

As noted above, the Company has engaged a “registered” transfer agent to take over the handling and management of the Token Ledger. As such we have revised Article XIV, Section 2(J) (“Record Keeping; Token Ledger; Transfer Agent”) of the Offering Circular to identify such appointment as well as the duties the Transfer Agent will be responsible for.

In addition, we added the following to the risk factor in Article III, Section 5(A) (“Absence of Registration of Offering/Securities”) of the Offering Circular:

Further, as noted herein the Company intends to engage, and continuously maintain, a registered Transfer Agent to handle the maintenance/management of the Token Ledger and has currently engaged a registered Transfer Agent to handle the same. However, if the Company is unable to, at any time, retain such registered Transfer Agent (and is otherwise unable to find a qualified replacement) to handle the maintenance/management of the Token Ledger, for whatever reason, the Company may become subject to additional regulatory and compliance requirements under the Exchange Act; including possibly being required to fully register the Tokens under Section 12(g)(1) thereof. Due to the substantial costs and burdens of complying with the same, if the Company becomes subject to such additional regulatory and compliance requirements, in particular in the event the Company becomes required to fully register the Tokens, the performance and/or profitability of the Company could be materially adversely affected and you may recognize a loss of your investment, in whole or in part, in a Token.

We believe these revised sections now clearly address the above concerns.

O.	Financial Statements, page 115

32.	Please update your financial statements in accordance with paragraph (b) of Part F/S in Form 1-A.

The financial statements are currently being updated. We will supplement the Offering Circular with the updated financial statements as/when they are completed.

P.	Exhibits

33.	We note your response to comment 40, and we reissue the comment. Section 3(a) of the Subscription Agreement still requires an investor to represent that it has "read" the offering materials. Please note that it is inappropriate to require an investor to represent that it has read the offering materials and remove this language from the Subscription Agreement.

We have removed the subject language from Section 3(a) of the revised version of the Subscription Agreement.

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

October 10, 2019

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Erin E. Martin and Eric Envall

Re:	CERES Coin LLC (CIK No. 0001734118)

Draft Offering Statement on Form 1-A

Response to Inquiry Letter dated October 1, 2019

We are in receipt of your inquiry letter with respect to the above identified applicant dated October 1, 2019. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

EXHIBIT A

INQUIRY RESPONSES

General

1.	We note your response to comment 2, particularly your analysis regarding whether the Tokens would be considered “equity interests,” and your emphasis on whether they would represent an ownership interest in your company. Please provide us with a more thorough and detailed legal analysis as to why the Tokens, which have distribution, liquidation and voting rights, are not equity securities. Your analysis should include specific citations to, and a comprehensive discussion of, relevant statutory law, as well as any relevant Commission releases, no-action letters, or other materials that you deem instructive. To the extent you continue to believe that the Tokens should be considered debt securities, please provide a similarly detailed legal analysis.

With respect to the Tokens, we have discussed this internally and we agree with the SEC’s position that the Tokens should be treated as equity and not debt securities. As you mentioned above, the Tokens do provide the holders with certain distribution, liquidation and voting rights which are traditionally indicative of equity and not debt securities. Moreover, the Company will not have an obligation to repay any amounts invested by a Token holder as would be expected with a traditional debt security. In fact, any amounts to be paid to Token holder will be entirely dependent on the amount of revenues received by the Company (if any) from its “Blockchain Business” and/or its “Loan Business.” As a result of the foregoing, we will revise the Offering Circular (and the ancillary documents) to reflect the Tokens as being equity and not debt securities.

With respect to the Coins however, we believe these should be considered debt securities. Unlike the Tokens there is an absolute obligation of the Company to repay the amounts invested by the Coin holders upon the earlier of demand from the holder (i.e. the exercise of the inherent “put” option) and any bankruptcy/liquidation of the Company (or its Blockchain Business). Additionally, per the terms of the Coin Rights Agreement (in particular Section 4(e)(i) thereof) the Company is expressly obligated to segregate and reserve all amounts received from the sale of the Coins, without use, to facilitate the foregoing payment obligations. This essentially creates a 100% “sinking fund” for such repayment obligations. Finally, unlike the Tokens the Coin holders will not have any voting rights other than in connection with a proposed amendment to the Coin Rights Agreement itself.

Given the unique nature of the Coins we were unable to find any regulations/treaties outside of the tax space which directly support, or are even on point, with our analysis of the Coins as debt securities. However, given the inherent features of the Coins as outlined above we see no material difference between a Coin and a non-convertible promissory note which is payable on demand. A demand promissory note is an express payment obligation of the maker which could only be classified as a debt security. These notes typically have no outside maturity date and, by their nature, are payable upon the demand of the holder (if not sooner as a result of the bankruptcy/liquidation of the debtor).

As noted above the terms of the Coins are virtually identical to those of a non-convertible promissory note which is payable on demand. There is an express obligation of the Company to repay Coin investors and such repayment is payable on demand (i.e. as a result of the exercise of the “put” option), if not sooner as a result of the bankruptcy/liquidation of the Company. With respect to the one instance where the Coin holders would have the right to a vote (i.e. in connection with a proposed amendment to the Coin Rights Agreement itself), this is analogous to the typical right of a holder of a demand promissory note to vote/consent to any amendment of such note. Based on the foregoing, and again taking into account the fact that the Company is expressly required to segregate and reserve all amounts received from the sale of the Coins without use, we believe the Coins should be considered debt and not equity securities.

2.	We note your response to comment 3, which indicates that you have revised the offering circular throughout to discuss the terms and functionality of the Tokens as you expect them to be upon full development and completion. Please note that the offering circular should accurately reflect the current state of your business and the securities being offered. To the extent the material terms and functionality of the Tokens are not completed at the time of filing your next amendment, you should clarify as such and highlight the prospective nature of such features. Finally, as noted in comment 3, please be advised that, since you are not eligible to conduct a delayed offering, all of the material offering terms must be established and set forth in the offering statement prior to the time of qualification. Refer to Rule 251(d)(3) of Regulation A.

- Response Forthcoming

3.	We note your response to comment 7. The revised version of your subscription agreement continues to refer readers to Section 13(o) instead of Section 13(p) in Section 13(o)(i). Please revise. In addition, we note that the coin agreement, token agreement and subscription agreement all provide that disputes resulting from breaches of the federal securities laws will be “commenced in any federal or state court of competent jurisdiction in Washington, DC . . . .” Please revise your offering circular to prominently and clearly disclose this provision, including the risks or other impacts to investors as a result of this provision and any uncertainties regarding its enforceability. Finally, please clarify if by “state court” in Washington, D.C., you mean “Superior Court.” In this respect, we note that there is not a “state” court in Washington, D.C. We may have further comment.

- Response Forthcoming

4.	We note your response to comment 8 regarding the applicability of our comment to the operating agreement. As noted in comment 1 above, we continue to seek additional analysis on your position that the Tokens do not represent “equity interests” and as such, we may have further comment.

As discussed above we are taking the position that the Tokens will be equity securities. That being said, the Operating Agreement is the agreement governing the agreements between the Company and its “members.” Token holders have expressly limited distribution/voting rights and will not in any way be deemed “members” of the Company. As such Token holders will not be parties to the Operating Agreement and further modifications to the subject dispute clause should not be required.

5.	We note your response to comment 9 and reissue the comment. It appears that your subscription agreement still states that “all hearings will take place in Washington D.C., Illinois.” Please revise for clarity.

- Response Forthcoming

Article I: About this Offering Circular; Forward-Looking Statements, page 13

6.	Your disclosure in the second paragraph of this section indicates that the information in the offering circular is only as of December 7, 2018. Please update to a more recent date or advise.

- Response Forthcoming

Article III: Risk Factors, page 25

7.	We note your response to comment 12 as well as your disclosure regarding the absence of registration under the Investment Company Act and the Investment Advisers Act as well as your absences of registration as a broker-dealer or ATS. While we do not have any comments about these issues at this time, our decision not to issue comments should not be interpreted to mean that we either agree or disagree with your analysis.

- Response Forthcoming

Absence of Registration as a Money Transmitting Business or Money Services Business: page 42

8.	We note your response to comment 11 and that you do not intend to register as a money transmitting business or money services business with FinCEN or any state regulatory authority. Please revise your disclosure to discuss the applicability of the FinCEN guidance on the “Application of FinCEN’s Regulations to Certain Business Models Involving Convertible Virtual Securities” on your business. In this respect, please also address whether you have engaged with FinCEN or state regulators on the subject.

- Response Forthcoming

Description of the Framework, page 48

9.	We note your reference to information available at a website on the Hyperledger Fabric protocol in footnote 10. The description of the material terms of the Hyperledger Fabric protocol as it applies to the description of your Framework must be in your offering circular and not referred to in another document. Please revise or advise.

- Response Forthcoming

Description of Proposed Transactional Coin Usage and Trading; Transaction Fees, page 50

10.	Please describe how you will be able to ensure that a retail customer will be able to purchase Coins directly from you using their credit/debit cards without having the purchase rejected by the retail customer’s banking institution for the reasons you describe in the offering statement as making such institutions “skittish” to be involved in this industry.

- Response Forthcoming

Coin Buyback/Buyback Price, page 53

11.	We note your responses to comments 15, 16 and 17. We continue to be unable to agree with your analysis that the exception in Rule 102(b)(4) is available for the buyback transactions contemplated in your offering circular. In this respect, we note that it appears that if the company engages in the proposed Coin buyback plan while, at the same time, it also engages in a continuous distribution of the Coins, such activity may be inconsistent with Rule 102 of Regulation M.

Regulation M is concerned with preventing market manipulation in connection with the offering and sale of securities. More particularly, pursuant to adopting Securities Exchange Act Release No. 38067: “Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering.” We acknowledge the Regulation M concerns the SEC has with respect to the “call” option of the Company made part of the Coin “Buyback” provisions. However, rather than continue to press our prior contentions with respect to Rule 102(b)(4), we propose an alternative that we believe would alleviate the foregoing concerns.

As Regulation M is concerned with precluding manipulation “of an offering” we propose revising the subject “call” option of the Company to be effective only after the offering of the Coins has been completed or terminated. Once the offering of the Coins has ended or is terminated, the “Restricted Period” has ended and the prohibitions of Regulation M no longer apply. Put another way, the Company could not exercise the subject “call” option so long as any Coins were then available for sale. If the Company is not permitted to exercise the subject “call” option while Coins are still being offered for sale then there is no ability of the Company to manipulate the offering of the Coins and there should thus be no Regulation M concerns with respect to this option. Assuming you agree with the foregoing proposal we would revise the Offering Circular (and the ancillary documents) accordingly.

In addition to the above, we acknowledge the Regulation M concerns the SEC has with respect to the “stabilization” language related to the Coins included in the Offering Circular. This language will be removed in the next iteration of the Offering Circular.

Competitive Analysis, page 53

12.	We note your disclosure on page 60 that a major flaw in your competitors’ business models is that their digital assets, to the extent they are considered securities, are not being issued or offered in compliance with the federal securities laws, including through registration or exemption. Please provide the basis for management’s belief.

- Response Forthcoming

Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds, page 76

13.	We note that your disclosure that you may withdraw, cancel or otherwise terminate your offering without notice. Please revise to clarify that you will update your offering circular via a post-qualification amendment or supplement, depending on the facts and circumstances at the time of the change. In this regard, we refer you to Rule 252(f)(2)(ii) and Rule 253(g)(2) of Regulation A for further guidance. We also direct you to the reporting obligations outlined in Rule 257 of Regulation A.

- Response Forthcoming

Required Verifications, page 77

14.	We note your response to comment 22. In footnote 43, it appears that you are directing a reader to further information that is not contained in your offering circular. The description of the material terms of your AML/KYC verification must be in your offering circular and not referred to in another document.

- Response Forthcoming

Procedures for Purchasing Tokens: Rejection by the Company, page 79

15.	We note your response to comment 24. Please clarify for us the basis for your statement that you will not have any liability with respect to any resulting difference between the original value of the cryptocurrency and the returned value. In this respect, we note that you retain significant discretion in determining whether to accept or reject, in full or in part, an investor’s subscription and may do so for any reason. Please indicate whether you have obtained a legal opinion from counsel as to this lack of liability.

- Response Forthcoming

Approved Forms of Payment: Payment Mechanics: Approved Cryptocurrency, page 80

16.	We note your responses to comments 25 and 26. We note your disclosure that the Final AC Exchange Value of an Approved Cryptocurrency will be determined at the AC Settlement Date rather than at the time of purchase and that the time lapse from the initial purchase and the AC Settlement Date could be several days. Considering the highly volatile nature of cryptocurrency values, please explain whether you intend to provide a purchaser with the opportunity to make a new investment decision and reaffirm his or her interest once the AC Exchange Value has been set.

We have discussed this internally and rather than continue to further modify the “Approved Cryptocurrency” provisions we will remove all references to the same in the next iteration of the Offering Circular (and all ancillary documents) and provide that the Tokens may only be purchased in cash.

17.	Please include a risk factor to highlight that a decrease in the value of Approved Cryptocurrency will be borne by a potential purchaser and not the company. In addition, to provide us with better context for your plan of distribution, please explain to us why an investor would chose to purchase the Tokens using cryptocurrency as opposed to U.S. dollars given that the total amount of Tokens that the investor will ultimately receive will be based solely on the amount of U.S. dollars that you will receive in exchange for such cryptocurrency and that you will not finalize any purchase order until such exchange has occurred.

See Item 16 above.

18.	Please explain to us in detail why you will not be able to refund the portion of a particular purchaser’s Approved Currency that is not used to purchase your Tokens.

See Item 16 above.

19.	Your disclosure on page 83 appears to indicate that investors will be responsible for any fees associated with exchange of the accepted cryptocurrency for U.S. dollars that Gemini will charge, however, you have not provided any detail regarding such fees, or potential range of fees, except that they are subject to fluctuation. Given that the amount of Tokens that an investor will receive will be based on the Final AC Exchange Value, which is net of such fluctuating fees, it is unclear to us how your proposed offering price will be set “at a fixed price” as required by Rule 251(d)(3)(ii) of Regulation A. Please provide us with your detailed legal analysis as to how your proposed pricing structure as it relates to the acceptance of cryptocurrency is in compliance with Rule 251(d)(3)(ii).

See Item 16 above.

Additional Advertising, page 84

20.	We note your response to comment 27. Please delete the following language, “and prospective Token purchasers must read and rely on the information provided herein and therein in connection with their decision to purchase a Token.” Please note that it is inappropriate to require an investor to represent that it has read the offering materials.

- Response Forthcoming

Permitted Transfers: Secondary Trading, page 84

21.	We note your response to comment 19, however, you have not revised all instances wherein you discuss the potential secondary trading or offer of the Tokens on one or more Token Trading Platforms. Please revise to clearly indicate that currently there are no registered or approved third-party platforms to support the secondary trading of the Tokens in all instances in your offering circular wherein you discuss the potential secondary trading or offer of the Tokens. For example only, we note that the “Plan of Distribution” paragraph that appears in your “Offering Summary” section should be revised in compliance with this comment.

- Response Forthcoming

Form of Tokens; Protocol; Validation, page 114

22.	Please provide additional detail about the KoreProtocol upon which the Tokens are built, such as any conventions or standards to which KoreProtocol tokens must adhere. In addition, please clarify if there is a potential for any modifications to the Tokens and the underlying KoreProtocol that could occur after delivery and if so, by whom (e.g., the company, KoreConX or third parties) and whether such modifications could remove or adversely impact any of the rights of token holders. If such material modifications to the Tokens could occur, please clarify whether such changes could result in a new security being created and an exchange of the new security for the existing Tokens. Address how such an exchange would be made and whether the exchange would be registered under the Securities Act.

- Response Forthcoming

Equity Rights/Voting Rights/Information Rights, page 116

23.	The second bullet point in this section indicates that the Tokens have no voting rights, however, later in this section, you list the matters that would require the affirmative consent of a majority of token holders. Given that there are voting rights, albeit limited, associated with the Tokens, it is confusing to also describe them as having no voting rights. Please revise accordingly.

- Response Forthcoming

Record Keeping; Token Ledger; Transfer Agent, page 123

24.	Please revise to clarify if KoreConX is a registered transfer agent. Please also clarify that to the extent you elect to replace the transfer agent that you will also update the offering circular via either a supplement or a post-qualification amendment, depending on the facts and circumstances at the time.

- Response Forthcoming

Article XV: Financial Statements, page 130

25.	Consistent with your response to comment 32, please revise to update your financial statements in accordance with paragraph (b) of Part F/S in Form 1-A as / when they are completed.

- Response Forthcoming

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

December 20, 2019

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Erin E. Martin and Eric Envall

Re:	CERES Coin LLC (CIK No. 0001734118)

Draft Offering Statement on Form 1-A

Response to Inquiry Letter dated October 1, 2019

We are in receipt of your inquiry letter with respect to the above identified applicant dated October 1, 2019. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

AJZ

EXHIBIT A

INQUIRY RESPONSES

General

1.	We note your response to comment 2, particularly your analysis regarding whether the Tokens would be considered “equity interests,” and your emphasis on whether they would represent an ownership interest in your company. Please provide us with a more thorough and detailed legal analysis as to why the Tokens, which have distribution, liquidation and voting rights, are not equity securities. Your analysis should include specific citations to, and a comprehensive discussion of, relevant statutory law, as well as any relevant Commission releases, no-action letters, or other materials that you deem instructive. To the extent you continue to believe that the Tokens should be considered debt securities, please provide a similarly detailed legal analysis.

- Response Previously Provided.

In line with such prior response, we have revised the Offering Circular and the ancillary documents to reflect the Tokens as being “equity interests.” In particular, please note the modifications to:

- Article II, Section 2(A) of the Offering Circular (“Summary of the Offering – With Respect to the Tokens”), in the Sections entitled “Equity Rights” and “Voting Rights”;

- Article III, Section 4(F) of the Offering Circular (“Investment Risks - Limited Voting Rights and Control”); and

- Article XIV, Section 2(D) of the Offering Circular (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”).

With respect to the Coins being reflected as “debt interests,” as they were previously reflected that way in the Offering Circular we did not believe any additional modifications to the Offering Circular were required.

2.	We note your response to comment 3, which indicates that you have revised the offering circular throughout to discuss the terms and functionality of the Tokens as you expect them to be upon full development and completion. Please note that the offering circular should accurately reflect the current state of your business and the securities being offered. To the extent the material terms and functionality of the Tokens are not completed at the time of filing your next amendment, you should clarify as such and highlight the prospective nature of such features. Finally, as noted in comment 3, please be advised that, since you are not eligible to conduct a delayed offering, all of the material offering terms must be established and set forth in the offering statement prior to the time of qualification. Refer to Rule 251(d)(3) of Regulation A.

Since our last document submission functional versions of both the Tokens and the Coins (and the related Framework) have been completed. We believe the material terms and functionality of the Tokens and the Coins (and the related Framework), as completed, are accurately reflected in the most recently submitted iterations of the Offering Circular and the ancillary documents.

3.	We note your response to comment 7. The revised version of your subscription agreement continues to refer readers to Section 13(o) instead of Section 13(p) in Section 13(o)(i). Please revise. In addition, we note that the coin agreement, token agreement and subscription agreement all provide that disputes resulting from breaches of the federal securities laws will be “commenced in any federal or state court of competent jurisdiction in Washington, DC . . . .” Please revise your offering circular to prominently and clearly disclose this provision, including the risks or other impacts to investors as a result of this provision and any uncertainties regarding its enforceability. Finally, please clarify if by “state court” in Washington, D.C., you mean “Superior Court.” In this respect, we note that there is not a “state” court in Washington, D.C. We may have further comment.

We have corrected the above “Section” reference issues in the Subscription Agreement. However, please note that due to the removal of another Section the applicable dispute Sections are now Sections 12(o) & (p).

With respect to the “state court” reference issue, in each of the Subscription Agreement, the Coin Rights Agreement and Token Rights Agreement we have replaced “will be commenced in any federal or state court of competent jurisdiction in Washington D.C.” to “will be commenced solely in the Superior Court of the District of Columbia.”

In addition to the above, in each of the Subscription Agreement, the Coin Rights Agreement and Token Rights Agreement we have revised the general (i.e. non- federal securities law related disputes) to include the following additional provision which prohibits class actions (which was inadvertently left out of the prior versions):

Unless otherwise consented to in writing by all parties to the arbitration: (1) no arbitration shall proceed on a class, representative, or collective basis (including as private attorney general on behalf of others), even if the claim or claims that are the subject of the arbitration had previously been asserted (or could have been asserted) in a court as class representative, or collective actions in a court; (2) no party to an arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in such arbitration unless those persons are parties to a single transaction; and (3) an Award will determine the rights and obligations of the named parties only, and only with respect to the claims in the subject arbitration, and will not: (A) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Dispute of anyone other than a named party; or (B) make an Award for the benefit of, or against, anyone other than a named party. No arbitration administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section [X], and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section [X] shall be determined exclusively by a court of competent jurisdiction in the District of Columbia and not by any arbitration administrator or arbitrator.

This was always an intended provision and inadvertently fell off in one of the prior iterations. With respect to disclosing the above provisions, and the related risks, the following was previously included as a risk factor in Article III, Section 4(k) of the Offering Circular entitled “Agreement To Be Bound By Binding Arbitration; No Class Action” to Article III, Section 5.

By purchasing a Token/Coin investors agree to be bound by the arbitration provisions contained in the respective Offering Documents. Such arbitration provisions apply to all claims that may be made regarding this Offering and/or the Token/Coins (other than claims arising out of violations of federal securities laws). Further such provisions, among other things, limit the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis. These provisions severely limit the remedies available to Token/Coin investors and are likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against the Company.

We have further revised the above Section as follows (which now also includes language with respect to federal securities law related disputes):

K.	Dispute Resolution; Agreement To Be Bound By Binding Arbitration; No Class Action:

By purchasing a Token/Coin (as applicable) each investor agrees to be bound by the arbitration provisions contained in the respective Offering Documents. Such provisions apply to all claims that may be made regarding the Token/Coins (other than claims arising out of violations of federal securities laws, as discussed below) and provide that all such disputes must be resolved by binding arbitration which takes place (and that all related hearings will take place) in the District of Columbia. Further such provisions, among other things, limit the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis. These provisions severely limit the remedies available to Token/Coin investors and are likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against the Company.

With respect to claims arising out of violations of federal securities laws in connection with the Offering and/or sale of the Tokens/Coins (as applicable), the respective Offering Documents expressly provide that such claims may be commenced solely in the Superior Court of the District of Columbia and by purchasing a Token/Coin (as applicable) each investor agrees to be bound by these provisions. As these provisions expressly limit where such claims may be litigated, they necessarily limit the remedies available to Token/Coin investors and are likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue such claims against the Company.

We believe Article III, Section 4(k), as revised with the additional language above, should satisfy your concerns regarding investor disclosure concerning these provisions.

4.	We note your response to comment 8 regarding the applicability of our comment to the operating agreement. As noted in comment 1 above, we continue to seek additional analysis on your position that the Tokens do not represent “equity interests” and as such, we may have further comment.

- Response Previously Provided.

We believe this issue is now resolved and no further amendments to the documents are required.

5.	We note your response to comment 9 and reissue the comment. It appears that your subscription agreement still states that “all hearings will take place in Washington D.C., Illinois.” Please revise for clarity.

Please see the response to Item 3 above.

Article I: About this Offering Circular; Forward-Looking Statements, page 13

6.	Your disclosure in the second paragraph of this section indicates that the information in the offering circular is only as of December 7, 2018. Please update to a more recent date or advise.

The subject provision was intended to reflect the date the final, approved, Offering Circular is filed. As such we have revised the subject date to reflect an open date temporarily pending final approval.

Article III: Risk Factors, page 25

7.	We note your response to comment 12 as well as your disclosure regarding the absence of registration under the Investment Company Act and the Investment Advisers Act as well as your absences of registration as a broker-dealer or ATS. While we do not have any comments about these issues at this time, our decision not to issue comments should not be interpreted to mean that we either agree or disagree with your analysis.

We acknowledge the foregoing.

Absence of Registration as a Money Transmitting Business or Money Services Business: page 42

8.	We note your response to comment 11 and that you do not intend to register as a money transmitting business or money services business with FinCEN or any state regulatory authority. Please revise your disclosure to discuss the applicability of the FinCEN guidance on the “Application of FinCEN’s Regulations to Certain Business Models Involving Convertible Virtual Securities” on your business. In this respect, please also address whether you have engaged with FinCEN or state regulators on the subject.

With respect to the initial part of the above comment, we have revised Article III, Section 5(D) of the Offering Circular (“Absence of Registration as a Money Transmitting Business or Money Services Business”) to address the above noted FinCEN guidance and now reads as follows:

D.	Absence of Registration as a Money Transmitting Business or Money Services Business:

The operation of a “Money Transmitting Business” (as defined in 31 U.S. Code § 5330) and/or “Money Services Business” (as defined in 31 CFR § 1010.100(ff)) is heavily regulated in the United States, both federally and at the state level. A business which qualifies as a Money Transmitting Business and/or Money Services Business is required to register with the Department of the Treasury/ FinCEN within 180 days from the date the business is established. While such federal registration is not expensive, it can be time consuming and significantly delay initial business operations. Additionally, Money Transmitting Businesses and Money Services Businesses are subject to all of the provisions of, and the enhanced reporting/record keeping/AML/KYC requirements under, the Bank Secrecy Act (31 USC 5311, et seq.; the “BSA”) and related regulations. Compliance with the BSA is onerous and extremely time consuming and costly. Without limiting the foregoing, entities that are subject to the BSA are required to oversee all monetary transactions and to report certain types of transactions to FinCEN; including transactions involving amounts over a certain threshold and suspicious/illegal activity. Money Transmitting Businesses and Money Services Businesses are also required to establish and maintain an ongoing Anti-Money Laundering and Know Your Customer (individually and collectively, “AML/KYC”) program which can be a substantial administrative burden. As a result of such ongoing and onerous compliance BSA requirements, many entities that are subject to the BSA have entire departments dedicated solely to managing such compliance.

In an attempt to help clarify the applicability of existing federal regulations to convertible virtual currencies, on May 9, 2019 FinCEN released a memo entitled “Application of FinCEN’s Regulations to Certain Business Models Involving Convertible Virtual Currencies.” The stated purpose of this release is, in pertinent part, as follows:

[FinCEN] is issuing this interpretive guidance to remind persons subject to the [BSA] how FinCEN regulations relating to money services businesses (MSBs) apply to certain business models involving money transmission denominated in value that substitutes for currency, specifically, convertible virtual currencies (CVCs). This guidance does not establish any new regulatory expectations or requirements. Rather, it consolidates current FinCEN regulations, and related administrative rulings and guidance issued since 2011, and then applies these rules and interpretations to other common business models involving CVC engaging in the same underlying patterns of activity. This guidance is intended to help financial institutions comply with their existing obligations under the BSA as they relate to current and emerging business models involving CVC by describing FinCEN’s existing regulatory approach to the issues most frequently raised by industry, law enforcement, and other regulatory bodies within this evolving financial environment.

Among other things the release provides that whether a given entity qualifies as a Money Services Business is a fact based inquiry and will depend on what activities the subject entity is doing. As further stated in the release, FinCEN will take a substance or form approach in conducting these reviews. Put another way, just because an entity holds themselves out as not being a Money Services Business such entity may still be subject to federal regulation if its underlying business operations are determined by FinCEN to meet one or more of the qualifications of a Money Services Business. That being said, there are certain limited business activities which, if engaged in exclusively, will not cause the subject entity to qualify as a Money Services Business.

In addition to federal registration, a business which qualifies as a Money Transmitting Business and/or Money Services Business will be required to register with each state in which it conducts business. While the state laws largely mirror the federal laws, both in terms of initial registration and ongoing reporting/compliance, many have nuances which need to be closely evaluated to ensure full compliance. Moreover, unlike at the federal level, most states require an initial registration fee and renewal fees. For businesses doing business in a single or limited number of states, such registration/renewal fees are not onerous. However for businesses operating across most/all states, the fees will be considerable (estimated at approximately $175,000 for initial registration, and approximately $135,000 in annual renewal fees, for businesses operating across all states).

The penalties for operating a Money Transmitting Business and/or Money Services Business and failing to obtain/maintain all applicable registration (both federally and at the state level) can be severe. The same applies to any failure to satisfy any of the numerous required ongoing reporting/compliance requirements. Without limiting the foregoing, federal statute provides for both civil and criminal penalties in the event of any such failure. Moreover, such penalties would be in addition to any penalties levied by the applicable states in connection with any such failure.

The Company has not registered (and does not intend to register) as a Money Transmitting Business or as a Money Services Business; either federally or with any state agency. However, the Company has only just begun to engage applicable regulators on the subject and there is a material risk that the Company’s Blockchain Business will be deemed to qualify as a Money Transmitter Business and/or Money Services Business; either federally or in one or more of the states in which the Company conducts its Blockchain Business. If the Company becomes required to register as Money Transmitter Business and/or Money Services Business, even if only in select jurisdictions, it would incur extensive and unbudgeted registration, compliance and related cost and expenses. Further, while the Company fully intends to comply with all applicable federal and state regulations concerning the required registration as a Money Transmitter Business and/or Money Services Business, there is a material risk that the Company may be found to be operating its Blockchain Business in violation of one or more of such regulations and the resulting penalties would be severe as noted above. If either of the foregoing were to occur, the viability and/or profitability of the Company’s Blockchain Business would be materially adversely affected, if not outright eliminated, and you would recognize a loss of all, or a substantial part of, your investment in a Security.

With respect to the later portion of your comment we have engaged in preliminary discussion with FinCEN on the subject and intend to seek an administrative ruling from FinCEN regarding the Company’s not being a Money Transmitter Business and/or Money Services Business. However, as we anticipate the specifics as to the underlying structure of the offering will be integral in the aforementioned analysis we intend to pursue the administrative ruling immediately following the final approval of the offering.

Description of the Framework, page 48

9.	We note your reference to information available at a website on the Hyperledger Fabric protocol in footnote 10. The description of the material terms of the Hyperledger Fabric protocol as it applies to the description of your Framework must be in your offering circular and not referred to in another document. Please revise or advise.

We believe the existing description of the Framework contains the material terms of the Hyperledger Fabric protocol as it applies to the Framework. As such, we have deleted the subject footnote in its entirety.

Description of Proposed Transactional Coin Usage and Trading; Transaction Fees, page 50

10.	Please describe how you will be able to ensure that a retail customer will be able to purchase Coins directly from you using their credit/debit cards without having the purchase rejected by the retail customer’s banking institution for the reasons you describe in the offering statement as making such institutions “skittish” to be involved in this industry.

Although it is anticipating that retail customers will be able to purchase Coins using their credit/debit cards, the Company is not ensuring that all credit/debit cards can be so used. To that end we have included the following additional paragraph in Article III, Section 2(E) of the Offering Circular (“New Cryptocurrency Risks; Future Coin/Token Value Risk”) to address the subject risk:

Without limiting the generality of the foregoing, it should be noted that a material component of the Company’s Blockchain Business is the ability of people to easily acquire and pay for Coins using their credit/debit cards. While it is anticipated that credit/debit cards will generally be able to be used to pay for the Coins there is no guaranty that all, or any material number of, credit/debit cards will actually permit the purchase of the Coins. More particularly, there is a material risk that the financial institution backing a particular credit/debit card will reject, or otherwise prohibit, the purchase of the Coins via such card. To the extent that a significant number of such backing financial institutions prohibit the purchase of the Coins, and/or that people are otherwise unable to easily acquire and pay for Coins using their credit/debit cards, the Company’s (and ultimately the Blockchain Business’) operations and profitability may be materially adversely affected.

Coin Buyback/Buyback Price, page 53

11.	We note your responses to comments 15, 16 and 17. We continue to be unable to agree with your analysis that the exception in Rule 102(b)(4) is available for the buyback transactions contemplated in your offering circular. In this respect, we note that it appears that if the company engages in the proposed Coin buyback plan while, at the same time, it also engages in a continuous distribution of the Coins, such activity may be inconsistent with Rule 102 of Regulation M.

- Response Previously Provided.

In line with such prior response, we have revised the Coin Rights Agreement to provide that the Company’s “call option” may only be exercised after the completion/termination of the Coin offering. More specifically we revised Section 4(a) of the Coin Rights Agreement (“Put/Call Options; Buyback Rights and Obligations of the Company”) to read as follows:

(a)	To the extent any Coins are issued and outstanding, the following will apply:

(i)	The Company will have the right, privilege and option (respectively, a “Call Option”) to call and purchase from the then current Coin Holder(s) (and to cause such Coin Holder(s) to sell to the Company) all, of the then outstanding Coins held by such Coin holders. The Company may exercise its Call Option at any time following (and subject to) the Coin Offering Expiration Date, in its sole discretion and without further consent of the respective Coin Holder(s), by delivering notice of such exercise to the respective Coin Holder(s). Such notice will identify the total number of Coins to be purchased by the Company and be delivered to the Framework Account of the respective Coin Holder(s).

(ii)	Each Coin Holder will at all times have the right, privilege and option (respectively, a “Put Option”) to put and sell to the Company (and to cause the Company to purchase from such Coin Holder) all, or any portion, of the then outstanding Coins held by such Coin Holder(s). A Coin Holder may exercise its Put Option, at any time (and from time to time) in his/her/its sole discretion and without further consent of the Company, by delivering notice of such exercise to the Company. Such notice will identify the total number of Coins to be sold to the Company and be delivered via (and as provided on) the Framework Account of the respective Coin Holder(s).

For all purposes hereof, any purchase and sale of Coins pursuant to Section 4(a)(i) or Section 4(a)(ii) above will be referred to as a “Buyback.”

As used therein, the term “Coin Offering Expiration Date” is defined as “the earlier of the date that: (i) all of the Coins made part of the Coin Offering have been sold; and (ii) the date that the Company shall have filed the necessary supplement(s) to/termination of the Offering Statement to facilitate the termination of the Coin Offering and the same shall have been duly accepted by the SEC (any other applicable Regulatory Authorities, if any).”

We also revised Section 4(e) of the Coin Rights Agreement (“Put/Call Options; Buyback Rights and Obligations of the Company”) to require the Company to cause the Coin offering to be immediately terminated, and to cause a “Buyback” of all then outstanding Coins, in the event of a liquidation of the Company or its “Blockchain Business” as follows:

(e)	Notwithstanding anything herein or otherwise to the contrary, the Company hereby acknowledges and covenants that:

(i)	the Company will cause any and all proceeds received by the Company from the sale of the Coins (other than all associated Transaction Fees earned by the Company) to be at all times specifically segregated and reserved by the Company to facilitate the Buyback of the Coins as provided in this Section 4; and

(ii)	in connection with any Liquidation of the Company and/or its Blockchain Business, the Company will: (1) if prior to the Coin Offering Expiration Date, cause the Coin Offering to be immediately terminated by filing the necessary supplement(s) to/termination of the Offering Statement with the SEC (and with all other applicable Regulatory Authorities, if any); and (2) immediately following the effective termination of the Coin Offering, cause a Buyback (i.e. exercise its Call Option) of all then outstanding Coins as part of such Liquidation and will use any and all such reserved funds then held by the Company pursuant to Section 4(e)(i) above solely and specifically to facilitate such Buyback.

We have also revised the Offering Circular to reflect the foregoing modifications, including:

- Article II, Section 2(B) of the Offering Circular (“Summary of the Offering – With Respect to the Coins”), in the Sections entitled “Liquidation Rights,” “Call Option” and “Put Option”;

- Article IV, Section 2(D) of the Offering Circular (“Description of Blockchain Business – Coin Buyback/Buyback Price”);

- Article XIV, Section 3(I) of the Offering Circular (“Description of Coins – Liquidation Rights”);

- Article XIV, Section 3(I) of the Offering Circular (“Description of Coins – Call/Put Options”).

Competitive Analysis, page 53

12.	We note your disclosure on page 60 that a major flaw in your competitors’ business models is that their digital assets, to the extent they are considered securities, are not being issued or offered in compliance with the federal securities laws, including through registration or exemption. Please provide the basis for management’s belief.

We have revised this Section to remove the subject reference in its entirety. The revised Section now reads as follows:

In the Company’s opinion, the cryptocurrency solutions being offered by the overwhelming majority of its current competitors in this space, including those specifically identified above, suffer from the same major flaw; no stable value. To the Company’s knowledge, each of the current competing cryptocurrency assets is, and will continue to be, subject to price volatility (which will often be erratic and extreme). Further, none of the competitors have made any direct or indirect effort, or have otherwise set forth any plan, to stabilize the value of their respective asset. When the value of a cryptocurrency asset is subject to regular (and often extreme) volatility the viability and appeal of such asset as a transactional currency is limited at best. For example, while the extreme price volatility of Bitcoin might make it attractive as an investment vehicle, to use Bitcoin to purchase something at your local store would be impracticable. As the same Bitcoin might be worth $X at the point of sale and $X + or - $Y right after the transaction, it would be difficult, if not impossible, for the vendor to know if they are being adequately compensated in any given transaction. Resultantly, the Company believes that the use of any such volatile competing cryptocurrency asset as a means to facilitate transactions within the U.S. legal cannabis industry would not just be undesirable; it would not be a workable long-term solution.

Unlike its competitors, the Company has specifically tailored its proprietary Framework and related Coin technology to avoid falling victim to the above flaw. First, the value of each Coin will be fixed at $0.01 per Coin to make them a truly viable replacement for cash in facilitating transactions within the U.S. legal cannabis industry. Secondly, as a result of there being an ongoing put option to sell Coins back to the Company at $0.01 per Coin (less applicable Transaction Fees), there is no incentive for any person to offer to buy/sell a Coin for more than $0.01 per Coin (and thus no reason for price volatility). In short, the Company believes that its Framework and related Coin technology will foster a unique, stable, and truly viable transaction solution as compared to those currently operating in the U.S. legal cannabis industry.

Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds, page 76

13.	We note that your disclosure that you may withdraw, cancel or otherwise terminate your offering without notice. Please revise to clarify that you will update your offering circular via a post-qualification amendment or supplement, depending on the facts and circumstances at the time of the change. In this regard, we refer you to Rule 252(f)(2)(ii) and Rule 253(g)(2) of Regulation A for further guidance. We also direct you to the reporting obligations outlined in Rule 257 of Regulation A.

To address the foregoing, we have added the following additional paragraph to Article VI, Section 1(D) of the Offering Circular (“Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds”):

Additionally, in connection with any termination of the sale of the Tokens made as part of the Offering (for any reason) the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements to/terminations of this Offering Circular (and all other required filings, if any) evidencing such termination with the SEC and all other applicable regulatory agencies.

Additionally, we have revised Article VI, Section 2 of the Offering Circular (“Continuous Offering; Indefinite Expiration Date; Potential Termination of Offering and Return of Proceeds”) with respect to the potential termination of the Coin offering to read as follows:

D.	Continuous Offering; Indefinite Expiration Date; Potential Termination of Offering and Return of Proceeds:

It is intended that the offer and sale of the Coins will be deemed a “continuous offering” within the meaning of 17 CFR 230.251(d)(3), and that the Offering of the Coins will remain open for more than one (1) year, provided that, on or before the date that is one (1) year from the date of the first sale of a Coin is made as part of the Offering, and/or as otherwise may be required by applicable securities laws, the Company will file a Supplement to this Offering Circular (and all other required filings, if any) with the SEC and all other applicable regulatory agencies.

Notwithstanding the foregoing, the sale of the Coins made as part of the Offering may be withdrawn, cancelled, or otherwise terminated by the Company at any time, for any reason, and without advanced notice to you or any other offeree. Without limiting the generality of the foregoing,:

•	as provided in the Coin Rights Agreement (in particular, Section 2 thereof) the Framework is hardcoded not to permit, and to automatically reject, any and all orders/purchases of Coins which would cause the aggregate dollar amount of all Coins sold in any given twelve (12) month period to exceed $20,000,000; and

•	the sale of the Coins made as part of the Offering will automatically be deemed terminated as a result of (and for so long as the same exists) the voluntary/involuntary bankruptcy, dissolution and/or liquidation of the Company and/or its Blockchain Business.

In the event of any termination of the sale of the Coins made as part of the Offering:

•	any and all subscriptions to purchase Coins which have not been closed as of the date of such termination will be deemed immediately cancelled and rejected in their entirety and the Company will not be permitted to accept any further payments related to such subscriptions;

•	the Company will promptly notify each respective subscribing, but unclosed, Coin investor of the cancellation/rejection of such investor’s subscription to purchase Coins;

•	all payments (if any) received by the Company by a subscribing, but unclosed, Coin investor in connection with such investor’s subscription to purchase Coins as of the date of such termination will be promptly refunded to such investor, in full and without interest; and

•	neither the Company (nor any of its officers, directors, employees, or agents) will have any further obligation, or any liability whatsoever, with respect to any subscribing investor in connection with such termination.

Additionally, in connection with any termination of the sale of the Coin made as part of the Offering (for any reason) the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements to/terminations of this Offering Circular (and all other required filings, if any) evidencing such termination with the SEC and all other applicable regulatory agencies.

Required Verifications, page 77

14.	We note your response to comment 22. In footnote 43, it appears that you are directing a reader to further information that is not contained in your offering circular. The description of the material terms of your AML/KYC verification must be in your offering circular and not referred to in another document.

In lieu of the subject footnote we included the following directly in Article VI, Section 1(E) (“Plan of Distribution of Tokens – Required Verifications”) of the Offering Circular:

For the avoidance of doubt, the Company’s current internal compliance manual is built on, and substantively similar to, the “Anti-Money Laundering (AML) Template for Small Firms” provided by FINRA. However, the Company reserves the right to amend/modify/supplement such manual from time to time in its sole discretion.

Procedures for Purchasing Tokens: Rejection by the Company, page 79

15.	We note your response to comment 24. Please clarify for us the basis for your statement that you will not have any liability with respect to any resulting difference between the original value of the cryptocurrency and the returned value. In this respect, we note that you retain significant discretion in determining whether to accept or reject, in full or in part, an investor’s subscription and may do so for any reason. Please indicate whether you have obtained a legal opinion from counsel as to this lack of liability.

Please see the response to Item 16 below.

Approved Forms of Payment: Payment Mechanics: Approved Cryptocurrency, page 80

16.	We note your responses to comments 25 and 26. We note your disclosure that the Final AC Exchange Value of an Approved Cryptocurrency will be determined at the AC Settlement Date rather than at the time of purchase and that the time lapse from the initial purchase and the AC Settlement Date could be several days. Considering the highly volatile nature of cryptocurrency values, please explain whether you intend to provide a purchaser with the opportunity to make a new investment decision and reaffirm his or her interest once the AC Exchange Value has been set.

- Response Previously Provided.

In line with such prior response, we have revised the Offering Circular and the ancillary documents to remove all references to the permitted payment for subscribed Tokens by “Approved Cryptocurrency” and to specify that subscribed Tokens may only be paid for in U.S. Dollars.

17.	Please include a risk factor to highlight that a decrease in the value of Approved Cryptocurrency will be borne by a potential purchaser and not the company. In addition, to provide us with better context for your plan of distribution, please explain to us why an investor would chose to purchase the Tokens using cryptocurrency as opposed to U.S. dollars given that the total amount of Tokens that the investor will ultimately receive will be based solely on the amount of U.S. dollars that you will receive in exchange for such cryptocurrency and that you will not finalize any purchase order until such exchange has occurred.

Please see the response to Item 16 above.

18.	Please explain to us in detail why you will not be able to refund the portion of a particular purchaser’s Approved Currency that is not used to purchase your Tokens.

Please see the response to Item 16 above.

19.	Your disclosure on page 83 appears to indicate that investors will be responsible for any fees associated with exchange of the accepted cryptocurrency for U.S. dollars that Gemini will charge, however, you have not provided any detail regarding such fees, or potential range of fees, except that they are subject to fluctuation. Given that the amount of Tokens that an investor will receive will be based on the Final AC Exchange Value, which is net of such fluctuating fees, it is unclear to us how your proposed offering price will be set “at a fixed price” as required by Rule 251(d)(3)(ii) of Regulation A. Please provide us with your detailed legal analysis as to how your proposed pricing structure as it relates to the acceptance of cryptocurrency is in compliance with Rule 251(d)(3)(ii).

Please see the response to Item 16 above.

Additional Advertising, page 84

20.	We note your response to comment 27. Please delete the following language, “and prospective Token purchasers must read and rely on the information provided herein and therein in connection with their decision to purchase a Token.” Please note that it is inappropriate to require an investor to represent that it has read the offering materials.

The subject language has been deleted from both Article VI, Section 1(I) of the Offering Circular (“Plan of Distribution of Tokens – Additional Advertising”) and Article VI, Section 2(I) of the Offering Circular (“Plan of Distribution of Coins – Additional Advertising”).

Permitted Transfers: Secondary Trading, page 84

21.	We note your response to comment 19, however, you have not revised all instances wherein you discuss the potential secondary trading or offer of the Tokens on one or more Token Trading Platforms. Please revise to clearly indicate that currently there are no registered or approved third-party platforms to support the secondary trading of the Tokens in all instances in your offering circular wherein you discuss the potential secondary trading or offer of the Tokens. For example only, we note that the “Plan of Distribution” paragraph that appears in your “Offering Summary” section should be revised in compliance with this comment.

In the subject Section, Article VI, Section 1(J) of the Offering Circular (“Permitted Transfers; Secondary Trading”) we have included the following language, in bold:

For the avoidance of doubt, as of the date hereof there are currently no Token Trading Platforms available to list the Company’s Tokens on for secondary trading/transfer and it is uncertain whether any such Token Trading Platform will be available in the foreseeable future.

We have also included similar language in the other applicable Sections throughout the Offering Circular.

Form of Tokens; Protocol; Validation, page 114

22.	Please provide additional detail about the KoreProtocol upon which the Tokens are built, such as any conventions or standards to which KoreProtocol tokens must adhere. In addition, please clarify if there is a potential for any modifications to the Tokens and the underlying KoreProtocol that could occur after delivery and if so, by whom (e.g., the company, KoreConX or third parties) and whether such modifications could remove or adversely impact any of the rights of token holders. If such material modifications to the Tokens could occur, please clarify whether such changes could result in a new security being created and an exchange of the new security for the existing Tokens. Address how such an exchange would be made and whether the exchange would be registered under the Securities Act.

As noted in the Offering Circular the KoreProtocol is built to be used on the “KoreChain” which is built on Hyperledger Fabric (hosted by the Linux Foundation). As such, generally speaking the KoreProtocol must adhere the same conventions, standards and technical specifications as defined by the Hyperledger Fabric; including applicable conventions/standards related to:

•	the authorization of each transaction within the system via the required “proof-of-authority” standard;

•	the creation and recording of unique identifiers for participants in a given transaction (and the verification of such parties) and the recording of all documents related to such transactions; and

•	the creation and recording of trades, transfers, voting, income participation, and liquidation of the Tokens and the recording of all documents related to such transactions.

In addition to the above, the KoreProtocol making up the Tokens will also be hardcoded to adhere to the specific voting, income participation, liquidation and other rights of the Token holders provided for in the Token Rights Agreement.

Following the delivery of the Tokens the underlying Hyperledger Fabric specific conventions/standards cannot be changed. However, the Token specific conventions/standards (i.e. those required to facilitate the specific voting, income participation, liquidation and other rights provided for in the Token Rights Agreement) may be subject to change from time to time if/when the Token Rights Agreement is actually amended pursuant to its terms. For clarity, any amendment other then conforming amendments (as discussed in Section 11(d)(ii) of the Token Rights Agreement) require the consent of the holders of at least 70% of the then outstanding Tokens.

In the event the Token Rights Agreement is subsequently amended, in any way, the Company will alert KoreConX of such change and work with them to determine the extent the KoreProtocol needs to be modified (if at all) in connection with such amendment. If (and to the extent) the KoreProtocol needs to be modified in connection with such amendment, the respective KoreProtocol changes will be effective solely with respect to applicable Token transactions taking place after the effective date of the subject changes.

To be clear, any changes to the Tokens and/or the portions of the KoreProtocol which specifically evidence the rights provided for in the Token Rights Agreement, may only be made at the direction of the Company (and in compliance with the amendment provisions provided for in the Token Rights Agreement). Put another way, no changes to the Tokens and/or the KoreProtocol which might adversely impact any of the rights of Token holders may be made after the Tokens are issues unless directed by the Company (in compliance with the amendment provisions provided for in the Token Rights Agreement).

To the extent a modification of the KoreProtocol results from any amendment of the Token Rights Agreement the same would not result in there being a new security (and thus no requirement to exchange any then existing Token). The Tokens are digital assets representing the rights and privileges of the holders provided in the Token Rights Agreement. By way of example, if a company issued shares of preferred stock and later modified the voting or other rights of the preferred holders under the company’s governing documents, it wouldn’t need to cancel and reissue the existing preferred stock certificates. The same reasoning would apply here as the Tokens represent the rights of the holders under the Token Rights Agreement as the same may be amended or modified from time to time pursuant to its terms.

Notwithstanding the above, all modifications to the KoreProtocol will be automatically versioned. Past KoreProtocol, and all transactions that have been validated under such past KoreProtocol, will be maintained indefinitely.

Equity Rights/Voting Rights/Information Rights, page 116

23.	The second bullet point in this section indicates that the Tokens have no voting rights, however, later in this section, you list the matters that would require the affirmative consent of a majority of token holders. Given that there are voting rights, albeit limited, associated with the Tokens, it is confusing to also describe them as having no voting rights. Please revise accordingly.

We have revised the initial paragraph to this Section to read as follows:

While the Tokens will represent equity interests of the Company, the rights of the Token holders will be expressly limited to the specific distribution and voting rights provided for in (and will be solely governed by) the Token Rights Agreement as discussed in more detail below. Without limiting the generality of the foregoing, it should be noted that, except to the extent specifically provided for in the Token Rights Agreement (as discussed below) or as otherwise specifically required by applicable law, the holders of the Tokens will NOT be entitled to:

•	any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the other equity interest of the Company may now or hereafter have;

•	any vote (or any other say) on any matter regarding, or any information rights with respect to, the Company or its Business;

•	any right, title or interest in the Company and/or any of its assets; or

•	receive any distribution from, or to otherwise participate in any proceeds received by, the Company (including in connection with any Liquidation of the Company or its Business (or any portion thereof)).

We also added the following additional paragraph to the subject Section:

It should also be noted that any amendment to the Token Rights Agreement (or any of the terms thereof) will require the consent of the holders of seventy percent (70%) of the then-outstanding Tokens, other than the following amendments (which may be unilaterally consented to by the Company):

•	any amendment to conform the Token Rights Agreement (or any of the terms thereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in this Offering Circular with respect to the Tokens; and/or

•	any amendment to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Tokens.

We believe the subject Section, as revised, now clearly specify the equity, voting and information rights of the Tokens.

Record Keeping; Token Ledger; Transfer Agent, page 123

24.	Please revise to clarify if KoreConX is a registered transfer agent. Please also clarify that to the extent you elect to replace the transfer agent that you will also update the offering circular via either a supplement or a post-qualification amendment, depending on the facts and circumstances at the time.

To address the foregoing, we have revised the subject Article XIV, Section 2(J) of the Offering Circular (“Record Keeping; Token Ledger; Transfer Agent”) to specifically identify KoreConX as a “a transfer agent duly registered pursuant to Section 17A(c) of the Exchange Act.”

We have also revised the last paragraph of such Section to read as follows:

In the event the Company elects to replace the Transfer Agent, and/or any change is made with respect to providing access to any of the foregoing information, such change will be promptly and expressly made known to both existing Token holders (via electronic communication made pursuant to the available contact information for each Token holder then in the Token Ledger) and to potential Token purchasers via disclosures both on the Company Website and on each Token Trading Platform (if any) then used by the Company in connection with the sale of the Tokens. Additionally, in connection with any such replacement of the Transfer Agent or other changes the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements to this Offering Circular (and all other required filings, if any) with the SEC and all other applicable regulatory agencies..

Article XV: Financial Statements, page 130

25.	Consistent with your response to comment 32, please revise to update your financial statements in accordance with paragraph (b) of Part F/S in Form 1-A as / when they are completed.

The financial statements included with the Offering Circular have been updated. Included in this last iteration are the following financial statements:

•	As of, and for, the fiscal year ended December 31, 2017 (Audited):

o	Report of Independent Registered Public Accounting Firm:
o	Balance Sheet:
o	Statement of Operations:
o	Statement of Changes in Equity:
o	Statement of Cash Flows:
o	Notes to Financial Statements:

•	As of, and for, the fiscal year ended December 31, 2018 (Audited):

o	Report of Independent Registered Public Accounting Firm:
o	Balance Sheet:
o	Statement of Operations:
o	Statement of Changes in Equity:
o	Statement of Cash Flows:
o	Notes to Financial Statements:

•	As of, and for, the interim period from January 1 through September 30, 2019 (Unaudited):

o	Balance Sheet:
o	Statement of Operations:
o	Statement of Changes in Equity:
o	Statement of Cash Flows:
o	Notes to Financial Statements:

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

February 14, 2020

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Erin E. Martin and Eric Envall

Re:	CERES Coin LLC (CIK No. 0001734118)

Draft Offering Statement on Form 1-A

Response to Inquiry Letter dated January 27, 2020

We are in receipt of your inquiry letter with respect to the above identified applicant dated January 27, 2020. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

AJZ

EXHIBIT A

INQUIRY RESPONSES

1.	We note your response to comment 3. We note that you removed federal courts as a forum option for disputes from breaches of the federal securities laws and now indicate that these disputes will be “commenced solely in the Superior Court of the District of Columbia.” Please note that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Please advise or revise.

As discussed we have revised the subject dispute sections in each of the Token Rights Agreement, the Coin Rights Agreement and the Subscription Agreement to replace “commenced solely in the Superior Court of the District of Columbia” with “commenced solely in the applicable court of competent jurisdiction in the District of Columbia.”

Generally, page 13

2.	Please replace the December 17, 2019 date with a placeholder. In this regard, we note that the qualification date of the offering statement is not yet known, and the draft offering circular is not used to solicit potential investors.

We have removed the subject date reference in the documents and replaced it with a placeholder.

Market/Industry Risks, page 31

3.	Please update your disclosure to reflect the state of the current regulatory environment for the industry you propose to serve. In this regard, among other developments, we note the Agriculture Improvement Act of 2018 (the so-called “Farm Act”), which was adopted on December 20, 2018, and which removed “hemp” from the definition of “marijuana,” as well as the December 3, 2019 joint release by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Financial Crimes Enforcement Network, the Office of the Comptroller of the Currency and the Conference of State Bank Supervisors, which clarified the requirements for providing financial services to hemp-related businesses.

We have significant revised the subject section of the Offering Circular, Article III, Section 3(A) (“Market/Industry Risks - Possible Future/Further Governmental Regulation Affecting the Loan Business”), to address the foregoing referenced matters. This Section now reads as follows:

A.	Possible Future/Further Governmental Regulation Affecting the Loan Business:

The cannabis industry is highly regulated and, as of the date of this Offering Circular, recreational cannabis use is legal in eleven (11) states and the District of Columbia for adults over the age of twenty-one (21) and legal for medical use in thirty-three (33) states. The feasibility, and anticipated profitability, of the Company’s Loan Business is based on the laws and regulations governing the legal production and sale of cannabis-based products as they exist today. However, these laws are entirely subject to change and, applicable state and federal laws and guidelines may be amended or repealed (or new laws may be enacted) in the future which might eliminate, or otherwise scale back, these existing laws.

Without limiting the generality of the foregoing, as discussed in more detail below, the use and possession of cannabis remains illegal under federal law for any purpose, by way of the Controlled Substances Act of 1970 (the “CSA”). Under the CSA, cannabis is classified as a “Schedule 1” controlled substance, determined to have a high potential for abuse and no accepted medical use, thereby prohibiting even medical use of the drug. As such, current state laws that permit the use, possession, cultivation, and distribution of cannabis are in conflict with the current provisions of the CSA. That being said, the U.S. Department of Justice (the “DOJ”) has, to date, allowed states to permit and regulate the manufacture and sale of cannabis, so long as the activities do not infringe upon certain federal law enforcement priorities. These enforcement priorities are generally outlined in the Cole Memos (as discussed in more detail below) and, although the Cole Memos were recently rescinded by former Attorney General Jeff Sessions, the underlying eight guiding principles remain the standard in the industry. Outside of the foregoing enforcement priorities the federal government has traditionally take a hands-off approach to cannabis use enforcement; relying instead on state and local authorities to address marijuana activity through enforcement of their own public safety and narcotics laws. Further, the Rohrabacher-Farr Amendment (a.k.a. the Hinchey–Rohrabacher, Rohrabacher-Blumenauer, and Joyce Amendment) prohibits federal prosecution of individuals complying with state medical cannabis laws. This amendment however does not currently protect the recreational users of cannabis but certain additional amendments have been proposed to extend the same protection to such user.

In addition to the above, the follow significant regulatory matters should also be noted:

•	The Agriculture Improvement Act of 2018 (a.k.a. the “2018 Farm Bill”) changed federal policy regarding industrial hemp; including the removal of hemp (a variety of cannabis with a low level of Tetrahydrocannabinol (THC)) from the CSA and the consideration of hemp as an agricultural product. The 2018 Farm Bill legalized hemp under certain restrictions and expanded the definition of industrial hemp from the Agricultural Act of 2014 (i.e. the “2014 Farm Bill”) . The bill also allows states and tribes to submit a plan and apply for primary regulatory authority over the production of hemp in their state or in their tribal territory. A state plan must include certain requirements, such as keeping track of land, testing methods, and disposal of plants or products that exceed the allowed THC concentration.

•	On September 3, 2019 the Secure and Fair Enforcement (SAFE) Act (HR 1595) was passed on a bipartisan basis in the U.S. House of Representatives. The proposed Act was designed to allow banks and other lending institution to provide banking services to state-legal cannabis-related entities without fear of federal reprisal. As written the proposed Act would place significant compliance requirements on banks (beyond the general guiding principles outlined in the Cole Memo) to be able to service such cannabis-related entities. As of the date of this Offering the bill has not been voted on in the Senate and it is not clear that, if so voted on, would pass the Senate or otherwise be signed into law by President Trump. Regardless, if passed banks will need a significant compliance system, similar to what the Company offers, to be able to service such cannabis-related entities.

•	On December 3rd, 2019 the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Financial Crimes Enforcement Network, the Office of the Comptroller of the Currency and the Conference of State Bank Supervisors issued a statement clarifying the legal status of hemp growth and production and the relevant requirements under the Bank Secrecy Act (BSA) for banks providing services to hemp-related businesses. In the statement, this group emphasized that banks are no longer required to file suspicious activity reports (SAR) for customers solely because they are engaged in the growth or cultivation of hemp in accordance with applicable laws and regulations. Instead, for hemp-related customers, banks are expected to follow standard SAR procedures, and file a SAR if indicia of suspicious activity warrants. The statement also indicates that FinCEN would provide additional guidance after a review period as of the date of this offering, has yet to do so. For the avoidance of doubt, this statement provided no guidance on, or clarification with respect to, providing services to any other type of cannabis-related entity (i.e. cannabis-related entities which are not specifically engaging in the production/cultivation/sale of hemp).

As noted herein, the Company intends to make Loans specifically to cannabis related entities (including growers, producers, and retailers) as well as landlords seeking to develop and lease property to such entities. Any changes in applicable state laws that reduce, or eliminate, the ability of a Loan borrower (or its tenant(s)) to cultivate and/or produce cannabis would likely result in both a default of the subject Loan and a material decrease in the value of the collateral real estate. Similarly, any changes in applicable federal laws which make it easier for commercial banks or other lending institutions to provide loans to cannabis related entities will decrease the direct need for the Company’s Loans and/or increase the competition for capitalizing on suitable Loan opportunities. Accordingly, given the fluidity of the regulatory landscape as noted above, any material change in applicable current federal and/or state laws may have a material and adverse effect on the Company’s continued operation, and profitability, of the Loan Business and on the value of your investment in a Security (in particular, in a Token).

Investment in Tokens May Be Highly Illiquid, page 38

4.	We note your response to comment 21. Please revise this risk factor to include the language you inserted on page 82 so that a potential investor is aware that currently there are no Token Trading Platforms.

The second paragraph of the subject section of the Offering Circular, Article III, Section 4(D) (“Investment Risks - Investment In Tokens May Be Highly Illiquid”), already contained language similar to the requested language. We have however now bolded that language to make it more evident to investors and such paragraph now reads as follows:

With respect to the secondary trading of digital securities which are listed on a Token Trading Platform, the Token Trading Platform system will be closed so that only certain subscribers to the respective Token Trading Platform may buy and sell the subject securities. In addition, because digital securities like the Tokens are a new class of securities, distinct from traditional securities being trading on national exchanges, is highly likely that the Token Trading Platform(s) where the Tokens are eventually listed for sale/trade (if any) will experience limited trading volume in comparison to the traditional, national, exchanges. Moreover, as of the date hereof there currently are no Token Trading Platforms available to list the Company’s Tokens on for secondary trading/transfer and it is uncertain whether any such Token Trading Platform will be available in the foreseeable future.

For additional clarity we have also added similar, bolded, language in all other sections of the Offering Circular where the potential secondary trading of the Tokens is discussed.

Description of Business, page 48

5.	Please update your offering statement to reflect that certain banks do offer services to businesses in the cannabis industry and that some banks have developed a niche in lending to this industry. See, for example, Parke Bancorp, Inc. in Colorado and Severn Bancorp, Inc. in Maryland, both of which file reports with the Commission that are available on our website and that describe their businesses. Please make appropriate revisions to your risk factor, business, competition and regulatory disclosures.

We have updated the following sections of the Offering Circular to address the subject concerns:

o	Article III, Section 2(D) (“Business Risks - Loan Sourcing Delays; Increased Competition”) – The Section title has been revised to add reference to “Increased Competition” and the Section itself has been revised to read as follows:

The Company’s ability to achieve its investment objectives and to make distributions to Token holders depends, in significant part, on the Company’s (and its management team’s) ability to identify suitable, and profitable, Loan opportunities. However, the current market for Loans that meet the Company’s anticipated Underwriting Criteria and investment objectives may be limited. While the Company intends to actively seek to identify and capitalize on suitable Loan opportunities, such opportunities may not be readily available and/or may take longer to capitalize on than intended. It should also be specifically noted that, while the Company intends to use the majority of the Offering proceeds to make Loans, as of the date of this Offering Circular, the Company has not identified, or otherwise committed any funds to, any particular borrower(s).

Without limiting the generality of the foregoing, as noted herein the Company will compete directly with certain similarly situated (and in many instances better capitalized) lending institutions (including participating banks, credit unions and other lending institutions) in both finding and capitalizing on suitable Loan opportunities. Further, the number of such competitors is only expected to increase in the foreseeable future as the size and attractiveness of the legal cannabis industry continues to grow and as further changes in applicable federal/state regulations make lending to cannabis-related business more commercially viable. As the number of competitive lending sources increases the direct need for the Company’s Loans will most likely decrease as will its ability to easily (and without significant delay) source and capitalize on suitable Loan opportunities.

Until appropriate Loan opportunities can be identified and capitalized on, the Company may invest the applicable portion of the funds reserved for making Loans (including the applicable portion of the Offering proceeds) in interest-bearing, highly liquid, short-term investments (e.g. money market accounts, governmental bonds, certificates of deposit, etc.). These investments are expected to provide a lower net return than the Company seeks to achieve from its intended Loans, and all interest and other investment proceeds with respect to such funds will be retained by the Company and reserved for the making of Loans and not distributed.

As a result of the above, any significant delay in identifying or capitalizing on suitable Loan opportunities, whether as a result of increased competition or otherwise, would have a material adverse effect of the Company’s ability to generate its intended cash flow (and resultantly its ability to make distributions to Token holders).

o	Article III, Section 3(A) (“Market/Industry Risks - Possible Future/Further Governmental Regulation Affecting the Loan Business”) – We added a new last paragraph to this Section which reads as follows (underlined added here for reference only):

As noted herein, the Company intends to make Loans specifically to cannabis related entities (including growers, producers, and retailers) as well as landlords seeking to develop and lease property to such entities. Any changes in applicable state laws that reduce, or eliminate, the ability of a Loan borrower (or its tenant(s)) to cultivate and/or produce cannabis would likely result in both a default of the subject Loan and a material decrease in the value of the collateral real estate. Similarly, any changes in applicable federal laws which make it easier for commercial banks or other lending institutions to provide loans to cannabis related entities will decrease the direct need for the Company’s Loans and/or increase the competition for capitalizing on suitable Loan opportunities. Accordingly, given the fluidity of the regulatory landscape as noted above, any material change in applicable current federal and/or state laws may have a material and adverse effect on the Company’s continued operation, and profitability, of the Loan Business and on the value of your investment in a Security (in particular, in a Token).

o	Article IV, Section 3(E) (“Description of Loan Business – Competitive Analysis) – We added a new second paragraph to this Section which reads as follows:

In addition to the above, as of March 2019, FinCEN reported that six hundred thirty-three (633) depository banks, credit unions and other institutions in the United States were actively banking cannabis related businesses. Some of these institutions are also currently providing lending services to cannabis related businesses; including (among others) Parke Bancorp, Inc. in Colorado, Severn Bancorp, Inc. in Maryland and Salal Credit Union in Washington.

Coin Buyback/Buyback Price, page 55

6.	We note your response to comment 11. As it appears to be inconsistent with limiting the exercise of the call options until after the termination of the offering of securities, please revise the following sentence, which is in the second paragraph on page F-3E of the offering circular: “The Company has the right and intends to buyback all outstanding CERES Coins at least once per day.” Likewise, in the Coin Rights Agreement, please revise the definition of “Coin Offering Expiration Date” to eliminate clause (ii). In this regard, we are concerned that, when taken with the “earlier of’ language in the definition, this clause could make the Coin Offering Expiration Date hinge on your filing of a document to facilitate the termination of the Coin Offering rather than the termination of shares being sold (or being offered for sale). Please make any conforming changes as necessary to the offering circular and its exhibits.

A revised version of the referenced “Notes to Financial Statements” on page F-3E of the Offering Circular has been submitted without the referenced language.

With respect to the second portion of this inquiry regarding the “Coin Offering Expiration Date” however, we are not certain as to the concern. As you will recall the primary issue concerning the buyback option was the potential Regulation M concerns related to affecting a buyback while there were Coins still being offered for sale. As noted in our prior inquiry response our proposed remedy to these concerns was to restructure the buyback option so that the Company would only be able to exercise such option if/once there were no longer any Coins then available for sale. As this could occur as a result of two different scenarios (i.e. a sell-out of all of the offered Coins or the Company’s termination of the Offering altogether) we had to bifurcate the trigger and define “Coin Offering Expiration Date” as the earlier of: (i) the date that all of the Coins are sold or (ii) the date the offering is terminated. Put another way, as drafted the Company would be able to exercise the buyback option once the Coins were no longer being offer/sold; either because all of the Coins had already been sold or because the Company elected to cancel the Coin Offering.

The term itself doesn’t hinge on the Company filing of a document to facilitate the termination of the Coin Offering but rather has the cancellation of the Coin Offering as a second, and separate, trigger. By simply eliminating clause (ii) of the defined term as requested however, the Company would be required to wait until all of the offered Coins were actually sold before being able to exercise its buyback option; which may frankly never happen.

To hopefully provide more clarity on the issue we replaced “the earlier of” in the subject definition with “the first to occur of.” If you have suggestions as to how to further better word this defined term we are happy to revisit the specific language but again the intent is that the Company would be able to exercise the buyback option on the earlier of the two events.

Competitive Analysis, page 59

7.	We note your response to comment 12. Please provide the basis for management’s belief that “none of the competitors have made any direct or indirect effort, or have otherwise set forth any plan, to stabilize the value of their respective asset.”

This belief is based on the fact that each of the noted cryptocurrencies has traded, and continues to trade, for values which are extremely volatile. That being said, we have softened the subject sentence from a definitive statement to a reflection of our opinion and it now reads as follows:

Further, as far as we can tell, to date none of the competitors have made any direct or indirect effort, or have otherwise set forth any plan, to stabilize the value of their respective asset.

Plan of Distribution of Tokens, page 74

8.	Please revise this section to disclose whether you are conducting, or intending to conduct, any portion of your offering offshore. Please also disclose whether you anticipate your tokens and coins being available offshore.

The following has bolded language been added to Article VI, Section 1(A) (Plan of Distribution of Tokens – Generally):

PLEASE NOTE: The Company does not intend to offer or sell its Tokens, or otherwise list its Tokens for trading on any platform, in jurisdictions outside of the United States.

Similarly, the following bolded language has been added to Article VI, Section 2(A) (Plan of Distribution of Coins – Generally):

PLEASE NOTE: The Company does not intend to offer or sell its Coins, or otherwise list its Coins for trading on any platform, in jurisdictions outside of the United States.

9.	Please disclose whether you intend to list the Tokens or Coins for trading on any platform, not limited to exchanges, in jurisdictions outside the United States.

Please see our response to item 8 above.

Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds, page 77

10.	We note your response to comment 13. Please revise your disclosure to clarify that depending on the nature of the change, you may have to file a post-qualification amendment rather than a supplement. Please refer to Rule 252(f)(2)(ii) of Regulation A.

To address the foregoing we have revised:

o	The last paragraph of Article VI, Section 1(D) (Plan of Distribution of Tokens – Token Sale Expiration Date; Potential Termination of Offering and Return of Proceeds) to read as follows:

Additionally, in connection with any termination of the sale of the Tokens made as part of the Offering (for any reason) the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements (or post-qualification amendments, as applicable) to and/or terminations of this Offering Circular (and all other required filings, if any) evidencing such termination with the SEC and all other applicable regulatory agencies.

o	The first paragraph of Article VI, Section 2(D) (Plan of Distribution of Coins – Continuous Offering; Indefinite Expiration Date; Potential Termination of Offering and Return of Proceeds) to read as follows:

It is intended that the offer and sale of the Coins will be deemed a “continuous offering” within the meaning of 17 CFR 230.251(d)(3), and that the Offering of the Coins will remain open for more than one (1) year, provided that, on or before the date that is one (1) year from the date of the first sale of a Coin is made as part of the Offering, and/or as otherwise may be required by applicable securities laws, the Company will file a Supplement or post-qualification amendment, as applicable) to this Offering Circular (and all other required filings, if any) with the SEC and all other applicable regulatory agencies.

o	The last paragraph of Article VI, Section 2(D) (Plan of Distribution of Coins – Continuous Offering; Indefinite Expiration Date; Potential Termination of Offering and Return of Proceeds) to read as follows:

Additionally, in connection with any termination of the sale of the Coin made as part of the Offering (for any reason) the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements (or post-qualification amendments, as applicable) to and/or terminations of this Offering Circular (and all other required filings, if any) evidencing such termination with the SEC and all other applicable regulatory agencies.

Permitted Transfers; Secondary Trading, page 81

11.	We note the following statement on page 82: “For the avoidance of doubt, as of the date hereof there are currently no Token Trading Platforms available to list the Company’s Tokens on for secondary trading/transfer and it is uncertain whether any such Token Trading Platform will be available in the foreseeable future.” Please also include this statement on pages 18 and 74 where you discuss secondary trading of the Tokens, as well as in any other discussion of secondary trading of the Tokens that appears in, or is added to, the offering circular.

Please see our response to item 4 above. For clarity we have added the subject language to the two noted sections above as well as others.

Equity Rights/Voting Rights/Information Rights, page 113

12.	We note your disclosure in this section that any amendment to the Token Rights Agreement will require the consent of 75% of the then-outstanding Tokens. We also note that your response to comment 22 and your Token Rights Agreement indicate that any such amendment would require 70% of the Token Holders. Please revise your documents to clarify the voting standard.

The voting standard was intended to be 75%. We have revised the definition of “Super-Majority Consent” in the Token Rights Agreement to now reflect 75%.

13.	Please expand your disclosure to describe how you will solicit the consent of the holders of Tokens in connection with amending or otherwise modifying the terms and conditions of the Tokens and their governing agreements. In addition, as to the matters for which you believe you can exercise unilateral authority to modify the terms of the security (see page 115, for example), please tell us why you believe you have the authority to do so and how such action would be consistent with your obligation to describe the material terms and condition of the securities in the offering circular. If you anticipate such authority being used only for non-material, ministerial changes, please clarify that for us. Please also address this comment for the Coins.

The following has been added to the end of Article XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”) to clarify how the consent of the holders of the Tokens will be solicited in connection with a particular vote:

In connection with any proposed amendment to the Token Rights Agreement with requires the consent of the holders of a majority of the then-outstanding Tokens (i.e. any amendment other than those specifically identified above):

•	the subject proposed amendment to the Token Rights Agreement for which the Company requests consent (each a “Proposed Token Amendment”) will be submitted for vote to each then current holder of record of a Token (pursuant to the Token Ledger);

•	the Company will give each such Token holder written notice (each such notice, a “PTA Notice”) of the subject Proposed Token Amendment and will, at the expense of the Company and together with such PTA Notice, furnish to each such Token holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable such Token holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Token Amendment;

•	each PTA Notice will also specify the manner in which such Token holders may submit their respective approval/disapproval of the subject Proposed Token Amendment (whether electronically or otherwise);

•	all of the foregoing information will be delivered to each such Token holder electronically, to the last known email (or other electronic) address for such Token holder on the books and records of the Company (or such other electronic address as may be directed by such Token holder from time to time by written notice to the Company); and

•	the failure of any such Token holder to approve or disapprove a particular Proposed Token Amendment within ten (10) days after the date the respective PTA Notice is delivered (or deemed to be delivered pursuant to to the “Notice” terms of the Token Rights Agreement), will be deemed an affirmative approval by such Token holder of the subject Proposed Token Amendment for all purposes of determining the requisite majority consent to such Proposed Token Amendment.

NOTE: The above provisions are intended to reflect, virtually verbatim, the provisions of Section 11(d)(i) of the Token Rights Agreement.

Similarly, the following has been added to the end of Article XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”) to clarify how the consent of the holders of the Coins will be solicited in connection with a particular vote:

In connection with any proposed amendment to the Coin Rights Agreement with requires the consent of the holders of a majority of the then-outstanding Coins (i.e. any amendment other than those specifically identified above):

•	the subject proposed amendment to the Coin Rights Agreement for which the Company requests consent (each a “Proposed Coin Amendment”) will be submitted for vote to each then current holder of record of a Coin (pursuant to the Coin Ledger);

•	the Company will give each such Coin holder written notice (each such notice, a “PCA Notice”) of the subject Proposed Coin Amendment and will, at the expense of the Company and together with such PCA Notice, furnish to each such Coin holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable such Coin holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Coin Amendment;

•	each PCA Notice will also specify the manner in which such Coin holders may submit their respective approval/disapproval of the subject Proposed Coin Amendment (whether electronically or otherwise);

•	all of the foregoing information will be delivered to each such Coin holder electronically, to the last known email (or other electronic) address for such Coin holder on the books and records of the Company (or such other electronic address as may be directed by such Coin holder from time to time by written notice to the Company); and

•	the failure of any such Coin holder to approve or disapprove a particular Proposed Coin Amendment within ten (10) days after the date the respective PCA Notice is delivered (or deemed to be delivered pursuant to to the “Notice” terms of the Coin Rights Agreement), will be deemed an affirmative approval by such Coin holder of the subject Proposed Coin Amendment for all purposes of determining the requisite majority consent to such Proposed Coin Amendment.

NOTE: The above provisions are intended to reflect, virtually verbatim, the provisions of Section 11(d)(i) of the Coin Rights Agreement.

With respect to the question as to Company’s authority to make certain unilateral amendments to the Token/Coin Rights Agreement, respectively, this authority is specifically stated in the Token Rights Agreement (Section 11(d)(ii)) and the Coin Rights Agreement (Section 11(d)(ii)). These unilateral amendment rights are expressly limited in scope and have been outlined specifically in the above referenced sections of the Offering Circular, respectively. More specifically, as specified in the Offering Circular, the Company can ONLY unilaterally amend the Token Rights Agreement/Coin Rights Agreement to:

o	conform the such agreement (or any of the terms thereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in this Offering Circular with respect to the Tokens/Coins (as applicable); and/or

o	fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Tokens/Coins (as applicable).

Generally speaking it is not uncommon for the operating agreements/by-laws/etc. of a company offering equity securities to provide for “conforming” amendment rights which are exclusive to the subject company and that’s really all that is occurring here.

In addition to the above, solely with respect to the Coins the Company has the unilateral right to amend the Coin Rights Agreement to:

o	increase, decrease or otherwise modify (in any way) any “Transaction Fee;” and/or

o	amend, add or otherwise modify (in any way) any transaction which requires the payment of a “Transaction Fee;”

The Company’s unilaterally ability to modify the “Transaction Fee” amounts/triggers is essential to the operations of its business (e.g. similar to the right of any other company to be able to unilaterally determine its cost of good/services). However, as noted in both the Offering Circular and the Coin Rights Agreement the Company is required to deliver notice of any such changes to each then Coin Holder at least 2 days prior to the effectiveness of such change. The reason for this is to allow any Coin Holder who disagrees with such change the opportunity to exercise their respective “Put Option” and sell their Coins back to the Company.

To more clearly specify the above we have:

o	Revised Section 11(d) of the Token Agreements to read as follows:

(d)       Amendments.

(i)        Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Super-Majority Consent. The Company will give each then Token Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each such Token Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. Each PA Notice will also specify the manner in which the Token Holders may submit their respective approval/disapproval of the subject Proposed Amendment (whether electronically or otherwise). The failure of any Token Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Token Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

(ii)        Notwithstanding the foregoing, each of the Token Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Token Holders to the fullest extent necessary:

(1)        to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Statement with respect to the Tokens; and/or

(2)       to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Tokens.

provided that, in connection with any amendment made by the Company pursuant to this Section 11(d)(ii) the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Token Holder written notice (each such notice, an “Amendment Notice”) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such Amendment Notice, furnish to each such Token Holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token Holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable Regulatory Authority with respect to the subject amendment).

o	Revised Section 11(d) of the Token Agreements to read as follows:

(d)       Amendments.

(i)       Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Majority Consent. The Company will give each Coin Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each Coin Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. Each PA Notice will also specify the manner in which the Coin Holders may submit their respective approval/disapproval of the subject Proposed Amendment (whether electronically or otherwise). The failure of any Coin Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section Error! Reference source not found. below), will be deemed an affirmative approval by such Coin Holder of the subject Proposed Amendment for all purposes of determining Majority Consent to such Proposed Amendment pursuant to this Section 0.

(ii)       Notwithstanding the foregoing, each of the Coin Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Coin Holders to the fullest extent necessary:

(1)       to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Statement with respect to the Coins;

(2)       to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Coins;

(3)       to increase, decrease or otherwise modify (in any way) any Transaction Fee; and/or

(4)       to amend, add or otherwise modify (in any way) any transaction which requires the payment of a Transaction Fee.

provided that, in connection with any amendment made by the Company pursuant to this Section 0 the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Coin Holder written notice (each such notice, an “Amendment Notice”) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such Amendment Notice, furnish to each such Coin Holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin Holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable Regulatory Authority with respect to the subject amendment); and provided further that, in connection with any amendment made by the Company pursuant to Section 0 or Section 0 above, such amendment will not be or become effective prior the date that is two (2) business days after the date the respective Amendment Notice is delivered (or deemed to have been delivered pursuant to Section Error! Reference source not found. below).

o	Revised the 6th paragraph of Article XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”) of the Offering Circular to read as follows:

It should also be noted that any amendment to the Token Rights Agreement (or any of the terms thereof) will require the consent of the holders of seventy-five percent (75%) of the then-outstanding Tokens, other than the following amendments (which may be unilaterally consented to by the Company):

•	any amendment to conform the Token Rights Agreement (or any of the terms thereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in this Offering Circular with respect to the Tokens; and/or

•	any amendment to fully comply with any direction of the SEC and/or any other regulatory authority now or hereafter governing the Tokens;

provided that, in connection with any such unilateral amendment the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Token holder (as determined pursuant to the Token Ledger) written notice (delivered electronically pursuant to the last know contact info for such holder in the Token Ledger) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such notice, furnish to each such Token holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Token holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable regulatory authority with respect to the subject amendment).

o	Revised the 3rd paragraph of Article XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”) of the Offering Circular to read as follows:

It should also be noted that any amendment to the Coin Rights Agreement will require the consent of the holders of a majority of the then-outstanding Coins, other than the following amendments (which may be unilaterally consented to by the Company):

•	any amendment to increase, decrease or otherwise modify (in any way) any Transaction Fee;

•	any amendment to amend, add or otherwise modify (in any way) any transaction which requires the payment of a Transaction Fee;

•	any amendment to conform the Coins Rights Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in this Offering Circular with respect to the Coins; and/or

•	any amendment to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Coins;

provided that, in connection with any such unilateral amendment the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Coin holder (as determined pursuant to the Coin Ledger) written notice (delivered electronically via their respective Framework Account) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such notice, furnish to each such Coin holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable regulatory authority with respect to the subject amendment); and provided further that, in connection with any such unilateral amendment made by the Company with respect to the Transaction Fee, such amendment will not be or become effective prior the date that is two (2) business days after the date the respective Amendment Notice is delivered (or otherwise deemed to have been be delivered pursuant to the Coin Rights Agreement). For the avoidance of doubt, any Coin holder who disagrees with any such unilateral amendment taken by the Company, particularly any such amendment related to the Transaction Fee, may exercise their respective option to put and sell to the Company (and to cause the Company to purchase from such Coin holder) all, or any portion, of the then outstanding Coins held by such Coin holder at any time. Further, to the extent any such amendment relates to the Transaction Fee and a Coin holder elects to exercise their respective put option prior to the effectiveness of such amendment, the purchase/sale/transfer of the subject Coins will be made based on the un-amended Transaction Fee terms as then in place and without consideration of the changes made by the subject amendment.

Based on the foregoing the Company believes such authority, as well as the revised and in-depth description of such amendment rights in the Offering Circular, are consistent with its obligations to describe the material terms of the subject securities.

Distribution Rights (Loan Business), page 115

14.	Please expand your discussion of the distribution rights to provide a materially complete description of these rights. In doing so, please address the following questions:

•	How will you determine which Token holders are eligible to participate in a particular distribution? If, for example, you will use a record date, how will it be selected and how will this be communicated to Token holders?

We have added a “record date” concept to both the Token Rights Agreement (Section 2(b), Section 3(a) and Section 4(a)) and the Coin Rights Agreement (Section 5(b)). Except for distributions to be made to the Token holders in connection with a “Liquidation” (as such term is used and defined in the Token Rights Agreement), in connection with such Token holders would receive written notice (pursuant to Section 3(a) and Section 4(a) of the Token Rights Agreement), no further notice of the respective record dates should be required as the remaining record dates are now fixed pursuant to the agreements.

•	How and when will the amounts to be distributed be calculated? In doing so, what records or other information will be used? For semi-annual distributions, what is the measurement period? What happens if one quarter in the semi-annual period has net revenues but the other has a net loss?

The respective distribution sections of the Token Rights Agreement (Section 2, Section 3 and Section 4) and the Coin Rights Agreement (Section 5) specify when and how (including what information will be used) the respective distributions will be calculated. In all cases the Company will make the calculations independently and such calculations will be binding absent demonstrable error.

With respect to adjustments based on semi-annual periods, to alleviate the issue altogether the Company has elected to change the Token distribution period from semi-annual to annually. As this will give the Company to account for any necessary year-end adjustments and the like with respect to the amounts the distributions will be calculated from, these concerns should now be alleviated.

•	Who will calculate the amounts to be distributed?

As stated above, all calculations of amounts to be distributed to the Token/Coin holders will be calculated solely by the Company (in accordance with “Sound Accounting Principles,” as such term is used and defined in the agreements, consistently applied) and such calculations will be binding absent demonstrable error.

•	Will the process be subject to an audit process? If so, who will perform the audit and how? What will happen if an error is detected?

The calculation process with respect to any amounts payable to the Token/Coin holders itself will not in and of itself be subject to any audit. However the amounts of the components on which such amounts are derived (i.e net income from the “Loan Business” and the “Blockchain Business” and the net amount of “Transactions Fees”) will necessarily be audited in connection with the required audited annual financial statements to be delivered by the Company as part of its ongoing reporting requirements.

That being said we have also revised the following to specify that the Company will, promptly upon filing, deliver (or otherwise provide access to) copies of all such filings to the applicable Token/Coin Holders:

o	Offering Circular - ARTICLE XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”);

o	Offering Circular - ARTICLE XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”);

o	Token Rights Agreement – Section 2 (“Income Participation Rights; Distributions; Reports”); and

o	Coin Rights Agreement – Section 5 (“Income Participation Rights; Distributions; Reports”).

•	Will Token holders have a mechanism to challenge a distribution and seek redress if they believe there is an error?

We have specified in the Token Rights Agreement (Section 2(d), Section 3(d) and Section 4(d)) and the Coin Rights Agreement (Section 5(d)) that any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token/Coin holders will handled pursuant to the “dispute” resolutions processes in the agreements (i.e. first an attempted resolution between the Company and the party then, if not resolved, binding arbitration).

•	How will you address any subsequent adjustments to the components of a distribution calculation after a distribution has been made?

As noted above, except in connection with liquidation events distributions will only be made annually which should all but eliminate the need for adjustments to components of distribution calculations. To the extent any such adjustments are actually required from time to time and such adjustments result in a prior distribution having been underpaid/overpaid the difference will be treated as an increase to/offset against (as applicable) the next distribution of the same type, and will not retroactively affect any previously made distribution (i.e no clawback of prior distributions). That being said, to the extent an adjustment is made which results in prior distribution having been underpaid, and there are no expected future distributions of the same type (e.g. a final liquidation distribution), the Company will promptly pay such additional amounts to the subject Token/Coin holders (as applicable).

Please make conforming revisions, as applicable, to the discussions of the Blockchain business distribution rights beginning on page 116 and the Coin distribution rights beginning on page 124.

To address the above concerns we have revised:

o	Article XIV, Section 2(E) (“Description of Tokens - Distribution Rights (Loan Business)”) to include reference to a “DLI Distribution Date” and related distribution timing in paragraph 1 of such section and add the following to the the end of such section:

Please also note that, with respect to any distribution of Distributable Loan Income paid or payable by the Company, as provided on the Token Holder Agreement:

•	such distributions will be payable solely to the respective Token holders of record as of the applicable DLI Distribution Record Date (as determined pursuant to the Token Ledger);

•	all calculations of Loan Net Income, Distributable Loan Income and/or amounts payable to the Token holders in connection therewith will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

•	to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Loan Net Income are made by the Company (in its discretion) after a particular distribution is made to a Token holder with resect thereto, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token holder, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution of Distributable Loan Income (and/or Distributable Blockchain Income, as applicable) payable with respect to the subject Tokens and will not result in the retroactive clawback of any amounts previously distributed; and

•	any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token holders (or any of them) with respect to Distributable Loan Income will be handled in the manner provided in, and subject to the terms of, the Token Rights Agreement; the provisions of which require that the disputing party first provide the Company with written notice of the subject dispute and up to ten (10) business days to respond and, if the subject dispute is not then resolved, such dispute will be submitted to binding arbitration.

o	Article XIV, Section 2(F) (“Description of Tokens - Distribution Rights (Blockchain Business)”) to include reference to a “DBI Distribution Date” and related distribution timing in paragraph 1 of such section and add the following to the the end of such section:

Please also note that, with respect to any distribution of Distributable Blockchain Income paid or payable by the Company, as provided on the Token Holder Agreement:

•	such distributions will be payable solely to the respective Token holders of record as of the applicable DBI Distribution Record Date (as determined pursuant to the Token Ledger);

•	all calculations of Blockchain Net Income, Distributable Blockchain Income and/or amounts payable to the Token holders in connection therewith will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

•	to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Blockchain Net Income are made by the Company (in its discretion) after a particular distribution is made to a Token holder with resect thereto, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token holder, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution of Distributable Blockchain Income (and/or Distributable Loan Income, as applicable) payable with respect to the subject Tokens and will not result in the retroactive clawback of any amounts previously distributed; and

•	any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token holders (or any of them) with respect to Distributable Blockchain Income will be handled in the manner provided in, and subject to the terms of, the Token Rights Agreement; the provisions of which require that the disputing party first provide the Company with written notice of the subject dispute and up to ten (10) business days to respond and, if the subject dispute is not then resolved, such dispute will be submitted to binding arbitration.

o	Article XIV, Section 2(G) (“Description of Tokens - Liquidation Rights (Loan Business)”) to add the following to the the end of such section:

Please also note that, with respect to any distribution of Distributable LB Liquidation Proceeds paid or payable by the Company, as provided on the Token Holder Agreement:

•	such distributions will be payable solely to the respective Token holders of record as of the date of the subject Liquidation (as determined pursuant to the Token Ledger);

•	all calculations of Distributable LB Liquidation Proceeds and/or amounts payable to the Token holders in connection therewith will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

•	to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable LB Liquidation Proceeds are made by the Company (in its discretion) after a particular distribution is made to a Token holder with resect thereto, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token holder, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution of Distributable LB Liquidation Proceeds payable with respect to the subject Tokens and will not result in the retroactive clawback of any amounts previously distributed; provided that, to the extent an adjustment is made which results in prior distribution having been underpaid, and there are no expected future distributions of Distributable LB Liquidation Proceeds, the Company will promptly pay such additional amounts to the subject Token holders; and

•	any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token holders (or any of them) with respect to Distributable LB Liquidation Proceeds will be handled in the manner provided in, and subject to the terms of, the Token Rights Agreement; the provisions of which require that the disputing party first provide the Company with written notice of the subject dispute and up to ten (10) business days to respond and, if the subject dispute is not then resolved, such dispute will be submitted to binding arbitration.

o	Article XIV, Section 2(H) (“Description of Tokens - Liquidation Rights (Blockchain Business)”) to add the following to the the end of such section:

Please also note that, with respect to any distribution of Distributable BB Liquidation Proceeds paid or payable by the Company, as provided on the Token Holder Agreement:

•	such distributions will be payable solely to the respective Token holders of record as of the date of the subject Liquidation (as determined pursuant to the Token Ledger);

•	all calculations of Distributable BB Liquidation Proceeds and/or amounts payable to the Token holders in connection therewith will be made solely by the Company (either directly or via the code underlying the chaincode which is the Token) and all such calculations will be binding and conclusive absent demonstrable error;

•	to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable BB Liquidation Proceeds are made by the Company (in its discretion) after a particular distribution is made to a Token holder with resect thereto, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Token holder, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution of Distributable BB Liquidation Proceeds payable with respect to the subject Tokens and will not result in the retroactive clawback of any amounts previously distributed; provided that, to the extent an adjustment is made which results in prior distribution having been underpaid, and there are no expected future distributions of Distributable BB Liquidation Proceeds, the Company will promptly pay such additional amounts to the subject Token holders; and

•	any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Token holders (or any of them) with respect to Distributable BB Liquidation Proceeds will be handled in the manner provided in, and subject to the terms of, the Token Rights Agreement; the provisions of which require that the disputing party first provide the Company with written notice of the subject dispute and up to ten (10) business days to respond and, if the subject dispute is not then resolved, such dispute will be submitted to binding arbitration.

o	Article XIV, Section 3(E) (“Description of Coins - Distribution Rights”) to include reference to a “Coin Distribution Record Date” and related distribution timing in paragraph 1 of such section and add the following to the the end of such section:

Please also note that, with respect to any distribution of Distributable Transaction Fees paid or payable by the Company, as provided on the Coin Holder Agreement:

•	such distributions will be payable solely to the respective Coin holders of record as of the applicable Coin Distribution Record Date (as determined pursuant to the Coin Ledger);

•	all calculations of Distributable Transaction Fees and/or amounts payable to the Coin holders in connection therewith will be made solely by the Company (either directly or via the code underlying the chaincode which is the Coin) and all such calculations will be binding and conclusive absent demonstrable error;

•	to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable Transaction Fees are made by the Company (in its discretion) after a particular distribution is made to a Coin holder with resect thereto, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Coin holder, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution of Distributable Transaction Fees payable with respect to the subject Coins and will not result in the retroactive clawback of any amounts previously distributed; provided that, to the extent an adjustment is made which results in prior distribution having been underpaid, and there are no expected future distributions of D Distributable Transaction Fees, the Company will promptly pay such additional amounts to the subject Company holders; and

•	any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Coin holders (or any of them) with respect to Distributable Transaction Fees will be handled in the manner provided in, and subject to the terms of, the Coin Rights Agreement; the provisions of which require that the disputing party first provide the Company with written notice of the subject dispute and up to ten (10) business days to respond and, if the subject dispute is not then resolved, such dispute will be submitted to binding arbitration.

Please also note, we revised the dispute sections in each of the Token Rights Agreement (Section 11(k)), the Coin Rights Agreement (Section 11(k)) and the Subscription Agreement (Section 13(o)) to include a new subsection (i) which essentially provides that any dispute (other than one related to a securities law matter) will first be subject to resolution by the Company and the subject party(ies) then, if no so resolved, will be submitted to binding arbitration as previously provided.

Article XV: Financial Statements, page 128

15.       Consistent with your response to comment 25, please revise to include the following:

•	Audited financial statements for the fiscal year ending December 31, 2017; and

•	Report of Independent Registered Accounting Film as it relates to both the audited financial statements for the fiscal year ended December 31, 2018 and 2017.

Refer to paragraph (b) of Part F/S in Form 1-A.

We believe we have supplied all of the required financial statements. However, to avoid further confusion we have submitted a full set of the financials/notes referenced in Article XV along with this submission.

Anthony J. Zeoli Partner Freeborn & Peters LLP Attorneys at Law 311 South Wacker Drive Suite 3000 Chicago, IL 60606 (312) 360-6798 direct (312) 360-6520 fax azeoli@freeborn.com www.freeborn.com

March 11, 2020

Securities and Exchange Commission

Division of Corporation Finance

Office of Financial Services

100 F Street, NE

Washington, D.C. 20549-2977

Attention: Erin E. Martin and Eric Envall

Re:	CERES Coin LLC (CIK No. 0001734118) Draft Offering Statement on Form 1-A Response to Inquiry Letter dated March 9, 2020

We are in receipt of your inquiry letter with respect to the above identified applicant dated March 9, 2020. With respect to your questions provided therein, as reproduced for ease of reference, please see our respective responses on Exhibit A.

Should you have any questions regarding this letter or the attachment please do not hesitate to contact me. Alternatively, if your office has no further questions or comments please let me know and we can publicly file our final offering documents on EDGAR.

Regards,

Anthony Zeoli

Anthony J. Zeoli

(312) 360-6798

azeoli@freeborn.com

AJZ

EXHIBIT A

INQUIRY RESPONSES

Amendment No. 4 to Draft Offering Statement on Form 1-A

General

1.	Regarding the maximum aggregate amount of the Tokens that is being qualified ($30 million) and the maximum aggregate amount of the Coins that is being qualified ($20 million), please confirm that any transaction fees you assess and retain in connection with sales of the Tokens and Coins (see, e.g., the description of such fees on page 54) will count against the $30 million and $20 million caps, respectively.

For clarity, please first note that the “Transaction Fees” are only assessed with respect to the Coins and not with respect to the Tokens. The only reference with respect to “Transaction Fees” with regard to the Tokens is in relation to the right of the holders to participate in a portion of the aggregate “Transaction Fees” received by the Company. As such, it is our position that the amount of any “Transaction Fees” received by the Company will not count against the $30 Million Token cap referenced in the offering documents.

Similarly, it is also our position the amount of any “Transaction Fees” received by the Company will not count against the $20 Million Coin cap referenced in the offering documents. The subject “Transaction Fees” refer to the administrative/technology fee charged by the Company to move the ownership of a Coin from one holder to another via the “Framework.” As such, these fees are not, and cannot, be considered proceeds from the sale of the Coins toward the referenced $20 Million Coin. By way of example, if the Coins are all purchased and never transferred from their original owners no “Transaction Fees” would ever be generated. Moreover, generally speaking, it is extremely common place for a company to charge some form of administrative fee to transfer an equity interest from one holder to another. Simply because we are specifying the transfer fee upfront should not change the fact that the “Transaction Fees” are administrative in nature and cannot be deemed proceeds from the sale of the securities.

It should also be noted that we had a corollary discussion with your office a few months back when we were looking to utilize the “Buyback” features of the Coins to allow the Company to routinely “Buyback” and resell the Coins for purposes of staying under the referenced $20M cap. At that time it was made clear to us that what counted toward the cap was the actual face amount of Coins sold, regardless as to whether there were additional liabilities associated with such sale (i.e. the then stated obligation of the Company to escrow all funds and routinely buy back the Coins; thus resulting in $0 actually being available for use by the Company from the sale of the Coins). It would thus only stand to reason that if the Company cannot treat a documented obligation to buyback the Coins as an offset against the $20M Coin cap then it should also not have to include any administrative “Transaction Fees” as counting toward said cap.

Distribution Rights (Loan Business), page 119

2.	We note your response to comment 14 and your revised disclosure. Please include the revised distribution rights disclosure throughout the offering circular. For example, the summary and financial statements continue to reference the semi-annual distribution time frame.

We have revised the subject reference to “semi-annually” in the “Distribution Rights” Section of Article II, Section 2(A) to now read “annually.” We have also revised all references/calculations with respect to distributions in the financial statements to reflect annual distributions in all respects.

Equity Rights/Voting Rights/Information Rights, page 119

3.	We note your response to comment 13, as well as the revisions to the Token Rights Agreement and the Coin Rights Agreement.

•	Please remove the provisions in Sections 5 and 11(d) of the Token Rights Agreement and Section 11(d) of the Coin Rights Agreement that deem as “affirmative approval” the lack of response from a security holder within ten days of receiving notice of a covered action.

It is our position that there is no corporate or securities statute that expressly prohibits providing for “affirmative approval” in connection with the lack of response from a security holder so long as that fact is made expressly clear in the underlying documents and the offering materials. Moreover, it is extremely commonplace to see similar provisions in organizational documents where a large number of security holders are expected, as is the case here, in order to avoid delays and deadlocks in the taking of corporate actions which are subject to such approval.

We believe that the subject provisions are both clear and well disclosed in the offering documents. Accordingly we intend to keep these provisions substantively as they are. That being said, to help address your concerns with respect to these provisions:

o	We have extended the subject response period under both the Coin Rights Agreement and the Token Rights Agreement from 10 to 15 days;

o	We have revised Article XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”) and Article XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”) of the Offering Circular to bold the subject language in order to make it more prominent; and

o	We have revised Section 11(d) of the Coin Rights Agreement to provide the following additional proviso to the last sentence of such Section (emphasis added here for illustrative purposes only):

The failure of any Coin Holder to approve or disapprove any Proposed Amendment within fifteen (15) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Coin Holder of the subject Proposed Amendment for all purposes of determining Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i); provided that, to the extent any Proposed Amendment adversely affects the rights, obligations or liabilities of the Coin Holders (as a group and without regard to individual effect), the failure of any Coin Holder to timely approve or disapprove such Proposed Amendment will be deemed an abstention by such Coin Holder with respect to the subject vote for all purposes of determining Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

We have also revised Article XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”) to provide for the additional proviso language above.

o	We have revised Section 11(d) of the Token Rights Agreement to provide the following additional proviso to the last sentence of such Section (emphasis added here for illustrative purposes only):

The failure of any Token Holder to approve or disapprove any Proposed Amendment within fifteen (15) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Token Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i); provided that, to the extent any Proposed Amendment adversely affects the rights, obligations or liabilities of the Token Holders (as a group and without regard to individual effect), the failure of any Token Holder to timely approve or disapprove such Proposed Amendment will be deemed an abstention by such Token Holder with respect to the subject vote for all purposes of determining Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

We have also revised Article XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”) to provide for the additional proviso language above.

Please also note, with respect to the above revised language in the Token Rights Agreement the additional proviso is only applicable with respect to “Proposed Amendments” to the agreement itself and not with respect to “MLA Actions.” The approval/disapproval of “MLA Actions” are time sensitive and would not raise the same adverse consequence concerns to Token holders that a general amendment to the agreement might have. Thus, in our opinion such a proviso is not necessary.

Taking the above modification into account the Company believes both that the subject provisions are permissible under existing securities and corporate statutes and that it has fulfilled its obligations to fully describe these provisions in the offering documents.

•	Please disclose in the sections of the offering circular that describe the Tokens and the Coins that amending the terms of the terms of Token Rights Agreement or the Coin Rights Agreement may, depending on the nature of the change, require you to file a post-qualification amendment to reflect the change. Further, please disclose that if such an amendment constituted a fundamental change in the information in the offering circular, you would have to suspend sales of the securities until the post- qualification amendment was qualified. Please refer to Securities Act Rule 252(f)(2)(ii).

We have revised Article XIV, Section 2(D) (“Description of Tokens - Equity Rights/Voting Rights/Information Rights”) to add the following at the end of such section:

To the extent required under applicable law in connection with any unilateral or other amendment to the Token Rights Agreement the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements (or post-qualification amendments, as applicable) to this Offering Circular (and all other required filings, if any) evidencing such amendment(s) with the SEC (and all other applicable regulatory agencies, if any). Further, to the extent the subject amendment(s) constitute a fundamental change to the information provided in this Offering Circular the Company will immediately suspend all subsequent sales of the Tokens unless/until all such additional filings have been fully qualified by the SEC (and all other applicable regulatory agencies, if any).

Similarly we have also revised Article XIV, Section 3(D) (“Description of Coins - Equity Rights/Voting Rights/Information Rights”) to add the following at the end of such section:

To the extent required under applicable law in connection with any unilateral or other amendment to the Coin Rights Agreement the Company will promptly (and in any event prior to the required deadline) file all necessary Supplements (or post-qualification amendments, as applicable) to this Offering Circular (and all other required filings, if any) evidencing such amendment(s) with the SEC (and all other applicable regulatory agencies, if any). Further, to the extent the subject amendment(s) constitute a fundamental change to the information provided in this Offering Circular the Company will immediately suspend all subsequent sales of the Coins unless/until all such additional filings have been fully qualified by the SEC (and all other applicable regulatory agencies, if any).

•	Finally, please include risk factor disclosure to address any material risks to your business that could result from the requirement to suspend sales while you wait for the post-qualification amendment to be qualified.

We have revised Article III, Section 2(A) (“Business Risks - Generally”) to read as follows (with the second paragraph being added to address the above concern):

The Company anticipates that the aggregate investment proceeds received by the Company (i.e. from the proceeds of the Offering together with all outside capital contributions received by the Company, if any), together with the proceeds from the operation of the Business, will be more than sufficient to fully cover all expenses of the Company (i.e. the Token Offering Expenses, the Coin Offering Expenses and all Operating Costs). In the event that these assumptions prove to be inaccurate in any material respect, the Business (or any portion thereof) may fail to monetize, and you may recognize a loss of all, or a part of, your investment in a Security.

Without limiting the generality of the foregoing, as noted herein, in connection with any amendment to the Token Rights Agreement and/or Coin Rights Agreement (as applicable) the Company will promptly file all necessary Supplements (or post-qualification amendments, as applicable) to this Offering Circular (and all other required filings, if any) evidencing such amendment(s) with the SEC (and all other applicable regulatory agencies, if any). Further, to the extent any such amendment constitutes a fundamental change to the information provided in this Offering Circular the Company will immediately suspend all subsequent sales of the Tokens/Coins (as applicable) unless/until all such additional filings have been fully qualified by the SEC (and all other applicable regulatory agencies, if any). Any material delay in the Company’s ability to sell the Tokens and/or the Coins (as applicable) may, and most likely will, materially and adversely affect the Company’s (and ultimately the Business’) operations and profitability and you may recognize a loss of all, or a part of, your investment in a Security.